UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
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CARDINAL HEALTH, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 2, 2012

Date and time:	Friday, November 2, 2012, at 8:00 a.m., local time
Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017
Purpose:	(1)	To elect the 12 director nominees named in the proxy statement;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013;
	(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
	(4)	To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
	(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement.
Who may vote:	Shareholders of record at the close of business on September 6, 2012 are entitled to vote at the meeting or any adjournment or postponement.
By Order of the Board of Directors.

STEPHEN T. FALK
September 14, 2012	Executive Vice President, General Counsel and Corporate Secretary
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 2, 2012:
This Notice of Annual Meeting of Shareholders, the accompanying proxy statement, and our 2012 Annual Report to Shareholders all are available at www.edocumentview.com/cah.

2012 PROXY SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Shareholders

Time and date:	8:00 a.m., November 2, 2012
Place:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, OH 43017
Record date:	September 6, 2012
How to vote:	In general, you may vote either in person at the Annual Meeting or by telephone, the Internet, or mail. See “Voting Information — How to Vote” on page 1 for more detail.
Admission:	An admission ticket or satisfactory proof of share ownership, and photo identification are required to enter the Annual Meeting. See "Attending the Annual Meeting" on page 2 for more detail.
Voting Matters

	Board Voting Recommendation	Page Reference (for more detail)
Election of directors	FOR EACH DIRECTOR NOMINEE	3
Ratification of Ernst & Young LLP as auditor for fiscal 2013	FOR	7
Advisory vote to approve the compensation of our named executive officers	FOR	7
Shareholder proposal	AGAINST	7
Board Nominees*

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					Audit	Human Resources and Compensation	Nominating and Governance
Colleen F. Arnold	55	2007	SVP, Application Management Services, IBM Global Business Services	X			X
George S. Barrett	57	2009	Chairman and CEO, Cardinal Health
Glenn A. Britt	63	2009	Chairman and CEO, Time Warner Cable	X	Chair
Carrie S. Cox	55	2009	CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough	X	X
Calvin Darden	62	2005	Retired SVP of U.S. Operations, United Parcel Service	X		X
Bruce L. Downey	64	2009	Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals	X	X
John F. Finn	64	1994	President and CEO, Gardner	Independent Presiding Director	X		X
Clayton M. Jones†	63	2012	Chairman, President, and CEO, Rockwell Collins	X
Gregory B. Kenny	59	2007	President and CEO, General Cable	X		Chair	X
David P. King	56	2011	Chairman, President, and CEO, LabCorp	X	X
Richard C. Notebaert	65	1999	Retired Chairman and CEO, Qwest Communications International	X		X	X
Jean G. Spaulding, M.D.	65	2002	Private medical practice	X		X

*
David W. Raisbeck, a director since 2002 and currently Chairman of the Nominating and Governance Committee and a member of the Human Resources and Compensation Committee, has decided not to stand for re-election at the Annual Meeting.

†	The Board has not yet appointed Mr. Jones, who joined the Board in September 2012, to a committee.

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Fiscal 2012 Business Performance Highlights

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We achieved revenue of $108 billion and increased our non-GAAP earnings per share by 15% to $3.21.‡ We also increased our cash dividends by 10% in fiscal 2012 and increased them by another 10.5% so far in fiscal 2013.

•
Our Pharmaceutical segment profit increased by 17% during fiscal 2012 primarily due to strong performance in our generic pharmaceutical programs. In fiscal 2011, we acquired Kinray and Cardinal Health China, which also increased segment profit during fiscal 2012. Our Medical segment profit decreased by 11% primarily as a result of increased commodity costs. But it grew revenue, implemented a project to transform its business systems, and returned to segment profit growth in the fourth quarter of fiscal 2012.

Fiscal 2012 Executive Pay Highlights

•
Our Board of Directors' Human Resources and Compensation Committee funded the fiscal 2012 annual cash incentive pool at 109% of target, driven by above-target earnings before interest and taxes and better than target tangible capital performance. The Committee then awarded payouts to the executive officers in the tables beginning on page 25 (the “named executives”) that ranged from 82% to 111% of target based on individual and applicable segment performance.

•
As in past years, a substantial majority of the named executives' compensation was in the form of long-term incentive awards. The Committee introduced performance share units during fiscal 2012 that will vest over a multi-year performance period based on our achieving non-GAAP earnings per share growth rate and dividend yield goals. As a result, fiscal 2012 target long-term incentive awards for named executives were one-third performance share units, one-third stock options, and one-third restricted share units.

•
Overall, the fiscal 2012 compensation of our continuing named executives (as set forth below and in the Summary Compensation Table on page 25) reflects both our strong performance for the fiscal year and our compensation philosophy.

Named Executive	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
George S. Barrett	1,277,101	—	5,138,682	2,861,043	1,809,652	123,246	11,209,724
Jeffrey W. Henderson	736,776	—	1,663,168	831,516	722,777	22,849	3,977,086
Michael C. Kaufmann	629,358	—	1,441,773	713,716	628,729	23,349	3,436,925
Donald M. Casey Jr.	131,858	500,000	999,972	500,071	118,671	506,091	2,756,663
Craig S. Morford	495,970	—	712,524	356,213	405,455	24,629	1,994,791
New CEO employment agreement. In September 2012, in light of Mr. Barrett's leadership and contributions to our success, we entered into a new three-year employment agreement with him that replaces his 2009 employment agreement, which was scheduled to expire on the date of our 2012 annual meeting of shareholders. The Board approved the new employment agreement because it believes that Mr. Barrett has served us and our shareholders well since the spin-off of CareFusion Corporation (the "Spin-Off"). From the Spin-Off through the fiscal year ended June 30, 2012, our non-GAAP earnings per share has grown 41%,‡ our total shareholder return has been 80%, and our stock price has increased from $25.32 per share to $42.00 per share. The compensation terms in the new employment agreement reflect Mr. Barrett's current compensation structure and, in general, parallel his prior agreement.

___________

‡
"Non-GAAP earnings per share" is non-GAAP diluted earnings per share from continuing operations. On a GAAP basis, diluted earnings per share from continuing operations was $3.06 in fiscal 2012, $2.74 in fiscal 2011, and $2.10 in fiscal 2009. We provide a reconciliation of the differences between non-GAAP diluted earnings per share from continuing operations and GAAP diluted earnings per share from continuing operations in Appendix A to this proxy statement.

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iii

2012 PROXY STATEMENT

GENERAL INFORMATION

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Friday, November 2, 2012, and at any adjournment or postponement (the “Annual Meeting”). The meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2012. In addition, these proxy materials may include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the U.S. Securities and Exchange Commission (the “SEC”), will be provided, free of charge, to any shareholder upon written request addressed to our Investor Relations department at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. These proxy materials are first being sent or made available to our shareholders on or about September 14, 2012.
References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2012” refers to the fiscal year ended June 30, 2012.
Notice of Internet Availability of Proxy Materials
As permitted by the SEC, we are providing proxy materials to some of our shareholders via the Internet. On or about September 14, 2012, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) explaining how to access our proxy materials online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the directions included on the Notice.
Voting Information
Record date.  We have fixed the close of business on September 6, 2012 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding 340,520,957 common shares. Shareholders at the record date will have one vote per share for the election of each of our 12 director nominees, and one vote per share on each other voting matter.

Quorum.  We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.
How to vote.  We encourage you to vote promptly. If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), or you hold shares in an employee plan, then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may do so in any one of the following three ways:

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By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

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By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope.
Telephone and Internet voting is available through 2:00 a.m. Eastern time on Friday, November 2, 2012.
If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing and signing the voting instruction form that the nominee provides to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice, or other materials that the nominee provides to you.
Changing or revoking your proxy.  Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a registered holder, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or during the Annual Meeting, by executing and forwarding to us a later-dated proxy, or by voting a later proxy over the telephone or the Internet. If you are a beneficial shareholder, you should check with the broker, trustee, bank, or other nominee that holds your shares to determine how to change or revoke your vote.

Shares held under plans.  If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan, you will receive voting instructions from Computershare Trust Company, N.A. Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Wednesday, October 31, 2012.
Broker non-votes.  If you are a beneficial owner whose shares are held by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, or the shareholder proposal. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditors.
Voting. Our Articles of Incorporation and Code of Regulations specify the vote requirements for matters presented to a shareholder vote at the Annual Meeting.

The Equality Network Foundation, a client of Newground Social Investment represented by Investor Voice, submitted a shareholder proposal for the 2012 Annual Meeting requesting that the Board change the voting standard for matters presented to a shareholder vote to eliminate the effect of abstentions on the vote outcome. In August 2012, the Board considered this proposal, determined that it was in our best interest, and approved an amendment to our Code of Regulations to change the vote requirement. The Equality Network Foundation then withdrew its proposal.
Under the new voting standard, a matter (other than matters where the vote requirement is specified by law, our Articles of Incorporation, or our Code of Regulations) is approved by the shareholders if authorized by the affirmative vote of a majority of the votes cast, with abstentions having no effect on the vote outcome.
You may either vote for, against, or abstain on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting. To elect directors and adopt the other proposals, the following votes are required under our governing documents:

Item	Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required
Election of directors	Approval of the majority of votes cast in an uncontested election (1)	Not considered as votes cast and have no effect on the outcome
Ratification of Ernst & Young LLP as auditor for fiscal 2013	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome
Advisory vote to approve the compensation of our named executive officers	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome
Shareholder proposal	Approval of the majority of votes cast	Not considered as votes cast and have no effect on the outcome

(1)
If a nominee who is a sitting Board member is not re-elected by a majority vote, that individual will be required to tender a resignation for the Board’s consideration. See “Corporate Governance — Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 13. Proxies may not be voted for more than 12 nominees, and shareholders may not cumulate their voting power.

How shares will be voted.  The shares represented by all valid proxies received by telephone, by Internet, or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the election of each of the 12 director nominees, FOR the ratification of the auditors, FOR approval of the compensation of our named executive officers, and AGAINST the shareholder proposal. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. The Board recommends that you vote FOR the election of the 12 director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4.
Transfer Agent
Registered shareholders should direct communications regarding change of address, transfer of share ownership, lost share certificates, and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 43078, Providence,

RI 02940-3078. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.
Attending the Annual Meeting
You will not be admitted to the Annual Meeting unless you have an admission ticket or satisfactory proof of share ownership, and photo identification. If you are a registered shareholder, your admission ticket is attached to your proxy card or you may present the Notice. If your shares are not registered in your name, your proof of share ownership can be the Notice or a photocopy of the voting instruction form that the nominee provided to you if your shares are held by a bank or brokerage firm. You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board has nominated 12 directors for election at this Annual Meeting to serve until the next annual meeting and until his or her successor is duly elected and qualified. All of the nominees currently are directors of Cardinal Health. Each agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the nominees is not available for election, proxies will be voted for the election of all remaining nominees and any substitute nominee(s) the Board selects.

David W. Raisbeck, a director since 2002, has decided not to stand for re-election at the Annual Meeting. The size of the Board will be reduced to 12 at that time.
Set forth below is background information regarding each individual nominated for election as a director. We believe that each of our nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board.

Colleen F. Arnold, 55, Director since 2007
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Senior Vice President, Application Management Services, IBM Global Business Services of International Business Machines Corporation, a provider of systems, financing, software, and services, since January 2010

•	General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services of IBM from 2007 to January 2010

Director qualifications: As an executive officer of IBM, Ms. Arnold brings to the Board valuable experience that contributes to the Board's understanding of the impact of information technology on our business. She also brings to the Board more than 30 years of relevant experience in the areas of operations, management, executive leadership, strategic planning, and international markets.

George S. Barrett, 57, Director since 2009
•	Chairman of the Board and Chief Executive Officer of Cardinal Health since August 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer — Healthcare Supply Chain Services from January 2008 to August 2009
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Held a number of executive positions with Teva Pharmaceuticals Industries Limited, a generic and branded pharmaceutical manufacturer, from 1999 to 2007, including President and Chief Executive Officer of Teva North America, Corporate Executive Vice President — Global Pharmaceutical Markets and a member of the Office of the Chief Executive Officer, and President of Teva Pharmaceuticals USA

•	Other current public company directorship: Eaton Corporation, a diversified industrial manufacturer, since 2011

Director qualifications:  Having worked for over 30 years in the pharmaceutical industry, Mr. Barrett has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. As a result, he provides the Board with unique perspective and insights regarding our businesses, industry, challenges, and opportunities, and he communicates management’s perspective on important matters to the Board. He also brings to the Board valuable perspective and understanding from his service on Eaton’s board of directors.

Glenn A. Britt, 63, Director since 2009
•	Chief Executive Officer of Time Warner Cable Inc., a cable operator, since August 2001 and Chairman of Time Warner Cable since March 2009
•	Held other positions with Time Warner Cable and its predecessors from 1972 to 2001, including Chief Financial Officer of Time Inc. from 1988 to 1990
•	Other current public company directorships:
• Time Warner Cable since 2003
• Xerox Corporation, a developer, manufacturer, marketer, servicer, and financier of document equipment, software, solutions, and services, since 2004

Director qualifications:  Through his current and prior leadership positions at Time Warner Cable, a publicly traded company, Mr. Britt brings to the Board relevant experience in the areas of finance, operations, management, executive leadership, strategic planning, human resources, and corporate governance. His prior experience in several finance positions provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and understanding from his position as Chairman of Time Warner Cable’s board of directors and from his service on Xerox’s board of directors, including its Audit Committee and as its lead independent director.

Carrie S. Cox, 55, Director since 2009
•	Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since September 2010
•	Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation, a branded pharmaceutical manufacturer, from 2003 through November 2009
•	Other current public company directorships:
• Texas Instruments Incorporated, a developer, manufacturer, and marketer of semiconductors, since 2004
• Celgene Corporation, a biopharmaceutical company, since 2009

Director qualifications:  As a former executive officer of Schering-Plough until its acquisition in 2009 and a licensed pharmacist, Ms. Cox brings to the Board valuable experience in the pharmaceutical aspects of our business. She has worked in the pharmaceutical industry for over 30 years, giving her relevant experience in the areas of healthcare, operations, management, regulatory compliance, executive leadership, strategic planning, and international markets. She also brings to the Board valuable perspective and insights from her service on the boards of directors of Texas Instruments and Celgene, including their respective Audit Committees. She is a former member of the Harvard School of Public Health’s Health Policy and Management Executive Council, which contributes to her knowledge of and perspective on healthcare policy issues.

Calvin Darden, 62, Director since 2005
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Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from 2000 until his retirement in 2005

•	Other current public company directorships:
	•	Target Corporation, an operator of large-format general merchandise discount stores, since 2003
	•	Coca-Cola Enterprises, Inc., a marketer, manufacturer, and distributor of nonalcoholic beverages in select international markets, since 2004

Director qualifications:  A former executive officer of UPS, Mr. Darden has valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning, and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Bruce L. Downey, 64, Director since 2009
•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since March 2009
•	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a generic pharmaceutical manufacturer, from 1994 through December 2008
•	Other current public company directorship: Momenta Pharmaceuticals, Inc., a biotechnology company, since 2009
•	Prior public company directorship: Barr Pharmaceuticals, Inc. from 1993 through 2008

Director qualifications:  Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, a publicly traded generic pharmaceutical company, until its acquisition in 2008, Mr. Downey brings to the Board relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, and corporate governance. He also offers valuable experience in the pharmaceutical aspects of our business, and perspective and insights from his position as Chairman of Barr Pharmaceuticals' board of directors and from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years.

John F. Finn, 64, Director since 1994 and Presiding Director since 2009
•	President and Chief Executive Officer of Gardner, Inc., a supply chain management company serving industrial and consumer markets, since 1985
•	Other current public company directorships:
	•	J.P. Morgan Funds, a registered investment company, since 1998
	•	Greif, Inc., an industrial package products and services company, since 2007

Director qualifications:  As Chief Executive Officer of Gardner, Inc. for more than 25 years, Mr. Finn brings to the Board valuable experience in supply chain management that contributes to the Board’s understanding of this important aspect of our business. He also brings relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, and human resources. Mr. Finn has healthcare knowledge and historical perspective gained from over 18 years of service on our Board. He also brings to the Board valuable perspective and insights from his service as a trustee of the J.P. Morgan Funds and on Greif’s board of directors, including their respective Audit Committees.

Clayton M. Jones, 63, Director since September 2012
•	Chairman, President, and Chief Executive Officer of Rockwell Collins, Inc., an aviation electronics and communications equipment company, since 2002
•	Other current public company directorship: Deere & Company, an agricultural and construction machinery manufacturer, since 2007
•	Prior public company directorship: Unisys Corporation, an information technology company, from 2004 through 2010

Director qualifications:  As Chairman, President, and Chief Executive Officer of Rockwell Collins, a publicly traded company, Mr. Jones brings to the Board relevant experience in highly regulated industries as well as in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and understanding from his position as Chairman of Rockwell Collins' board of directors and from his service on Deere & Company's board of directors.

Gregory B. Kenny, 59, Director since 2007
•	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper, and fiber-optic wire and cable products, since 2001
•	Other current public company directorships:
• General Cable since 1997
• Ingredion Incorporated (formerly Corn Products International, Inc.), a corn refining and ingredient company, since 2005
•	Prior public company directorship: IDEX Corporation, an applied solutions business that sells pumps, flow meters, and other fluidics systems and components, and engineered products, from 2002 to 2007

Director qualifications:  As Chief Executive Officer of General Cable, a publicly traded company, Mr. Kenny brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his service on General Cable's and Ingredion's boards of directors, including Ingredion's Corporate Governance and Nominating Committee, and on IDEX's board of directors, including chairing its Compensation Committee. He is a member of the board of directors of the Federal Reserve Bank of Cleveland (Cincinnati branch).

David P. King, 56, Director since 2011
•	President and Chief Executive Officer of Laboratory Corporation of America Holdings, an independent clinical laboratory company (“LabCorp”), since January 2007 and Chairman of LabCorp since May 2009
•	Executive Vice President and Chief Operating Officer of LabCorp from 2005 to 2006
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Held other senior positions with LabCorp prior to 2005, including Executive Vice President, Strategic Planning and Corporate Development and Senior Vice President, General Counsel, and Chief Compliance Officer

•	Other current public company directorship: LabCorp since 2009

Director qualifications:  Having spent over 10 years in senior executive roles with LabCorp, including the past five years as its Chief Executive Officer, Mr. King brings to the Board valuable experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He also brings to the Board valuable perspective and insights from his position as Chairman of LabCorp’s board of directors. Before his career at LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice and with the U.S. Department of Justice.

Richard C. Notebaert, 65, Director since 1999
•	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from 2002 until his retirement in 2007
•	Other current public company directorships:
	•	Aon plc, a provider of risk management services, insurance, and reinsurance brokerage, and human capital consulting, since 1998
	•	American Electric Power Company, Inc., a public utility holding company, since April 2011

Director qualifications:  Having spent more than 11 years as Chairman and Chief Executive Officer of publicly traded companies Qwest and Ameritech Corporation, Mr. Notebaert brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance, and international markets. He has healthcare knowledge and historical perspective gained from 13 years of service on our Board, including formerly serving as our Presiding Director. Mr. Notebaert also brings to the Board valuable perspective and insights from his position as Chairman of the boards of directors of Qwest and Ameritech and from his service on Aon’s board of directors, including chairing its Organization and Compensation Committee and serving on its Governance/Nominating Committee, and on American Electric Power's board of directors, including serving on its Human Resources Committee.

Jean G. Spaulding, M.D., 65, Director since 2002
•	Private medical practice in psychiatry since 1977
•	Consultant, Duke University Health System since 2002
•	Associate Clinical Professorship at Duke University Medical Center since 1998
•	Trustee, The Duke Endowment, a charitable trust, since 2002

Director qualifications:  With more than 30 years of experience as a practicing psychiatrist, Dr. Spaulding brings to the Board valuable experience in healthcare and healthcare delivery systems. She has historical perspective gained from over 10 years of service on our Board. Dr. Spaulding’s service as Vice Chancellor of Health Affairs with Duke University Health System, a large and highly respected healthcare system, and her years of teaching at Duke University Medical Center contribute to her knowledge of and perspectives on healthcare issues.

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013. While not required by law, we are asking our shareholders to ratify this appointment at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interest of us and our shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2012.
We expect representatives of Ernst & Young to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.
The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young as our independent registered public accounting firm for fiscal 2013.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executives, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement for the Annual Meeting.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes, and narrative appearing on pages 25 through 38, which provide detailed information on the compensation of our named executives. The Human Resources and Compensation Committee (the "Compensation Committee") and the Board believe that the executive compensation program articulated in the Compensation Discussion and Analysis is effective in achieving our goals and that the compensation of our named executives reported in this proxy statement has supported and contributed to our success.
Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2013 Annual Meeting.
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

PROPOSAL 4—SHAREHOLDER PROPOSAL: EXECUTIVES TO RETAIN SIGNIFICANT STOCK

We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, New York 11021, a shareholder owning at least 500 of our common shares as of April 12, 2012, submitted this proposal.
The shareholder proposal and supporting statement read as follows:
4-Executives to Retain Significant Stock
RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding this policy before our next annual shareholder meeting.
Shareholders recommend that a percentage of at least 33% of net after-tax stock be required. This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.
Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company's long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”
This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:
The Corporate Library, an independent investment research firm rated our company “High Concern” in Executive Pay. Our CEO George Barrett received a mega-grant of 685,000 market-priced stock options and 81,000 restricted stock units worth $7 million. This pay had no performance-vesting conditions and simply vests over time. Mr. Barrett also realized $3 million from the vesting of 94,000 stock awards. Equity pay given as a long-term incentive is only effective if it includes performance-vesting conditions. Furthermore, our CEO was entitled to a potential $30 million payment under a change in control. Thus executive pay practices were not sufficiently aligned with shareholder interests.
David Raisbeck was designated a “flagged (problem) director” by The Corporate Library due to his board responsibilities at Armstrong Holdings which filed for bankruptcy. In spite of this, Mr. Raisbeck was given added responsibilities and assigned to our executive pay committee and our nomination committee. John Finn had 18-years long-tenure as director which was an independence concern - yet was assigned to our audit committee as chairman no less and our nomination committee. Mr. Finn was also our Lead Director, a position which demands above average independence in order to be effective.
Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive:
Executives To Retain Significant Stock - Yes on 4
The Board of Directors' Statement in Opposition to Proposal 4
Your Board recommends a vote AGAINST Proposal 4 because we already require our executives to hold a significant amount of company shares. Among other policies, we ensure that the interests of our executives are aligned with those of our shareholders through:

•	share ownership requirements;

•	a requirement that executives hold for one year 100% of the net after-tax shares that they acquire through stock option exercises and RSU vestings; and

•	our policies prohibiting executives from hedging our securities or pledging them as collateral for a loan.
We have benchmarked our share ownership requirements and believe that they are consistent with our compensation comparator group and public companies generally. We believe that our policies in certain respects are more rigorous than most companies of our size, which do not maintain a one-year holding period requirement like we do. Furthermore, no company in our comparator group has a policy, as requested by the Proposal, that requires executives to hold equity compensation until retirement age.
The Board believes that our current share ownership guidelines appropriately balance the importance of aligning executives' and shareholders' interests against the need to maintain competitive compensation policies that attract and retain executive talent in a competitive market. Specifically, our share ownership guidelines require the Chief Executive Officer to own shares equal in value to five times his or her base salary, the Chief Financial Officer and Segment Chief Executive Officers to own shares equal in value to four times their base salaries, and the other executive officers to own shares equal in value to three times their base salaries, all with an appropriate transition period. At June 30, 2012, all of our executive officers were in compliance with the share ownership guidelines.
In addition, we impose a holding period requirement that applies to executive stock option and RSU awards. In the case of stock options, an executive officer must hold 100% of his or her net after-tax common shares until the earlier of the first anniversary of the stock option exercise or termination of employment. In the case of RSUs, an executive officer must hold 100% of the after-tax common shares he or she receives until the earlier of the first anniversary of vesting or termination of employment.
Additionally, we already prohibit executives from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. We also prohibit our executives from holding our securities in margin accounts or pledging our securities as collateral for a loan.
In summary, the Board believes that the policy requested by the Proposal is unnecessary because we currently have appropriate and robust policies in this area. The Board believes that these existing policies already accomplish the objective of the Proposal of aligning executives' long-term interests with those of shareholders.
The Board recommends a vote AGAINST the adoption of this shareholder proposal.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors
Our Board of Directors currently consists of 13 members. The Board was increased from 12 members to 13 members when Mr. Jones joined the Board in September 2012 and will be decreased to 12 members again when Mr. Raisbeck completes his term at the Annual Meeting. The Board held seven meetings during fiscal 2012. Each director attended 75% or more of the meetings of the Board and Board committees on which he or she served during fiscal 2012. Eleven of our directors at the time of the 2011 Annual Meeting of Shareholders attended the meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.
Committees of the Board of Directors
The Board has established four committees: the Audit Committee, the Nominating and Governance Committee, the Human Resources and Compensation Committee, and the Executive Committee. The charter for each committee is available on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
During fiscal 2012, each member of the Audit, Nominating and Governance, and Compensation Committees was determined by the Board to be independent as defined by the rules of the New York Stock Exchange ("NYSE") and in accordance with our Corporate Governance Guidelines. The table below identifies the current committee members.

Name	Audit	Nominating and Governance	Human Resources and Compensation	Executive
Colleen F. Arnold		X
George S. Barrett				Chair
Glenn A. Britt	Chair			X
Carrie S. Cox	X
Calvin Darden			X
Bruce L. Downey	X
John F. Finn (Presiding Director)	X	X		X
Clayton M. Jones (1)
Gregory B. Kenny		X	Chair	X
David P. King (2)	X
Richard C. Notebaert		X	X	X
David W. Raisbeck (3)		Chair	X	X
Jean G. Spaulding, M.D.			X
Fiscal 2012 Meetings	7	5	7	1

(1)	The Board has not yet appointed Mr. Jones, who joined the Board in September 2012, to a committee.

(2)	The Board appointed Mr. King to serve on the Audit Committee effective November 2, 2011.

(3)	Mr. Raisbeck has decided not to stand for re-election at the Annual Meeting and his term will expire at that time.
The Audit Committee. The Audit Committee’s primary duties are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications, independence, and performance;

•	the ethics and compliance program and our compliance with legal and regulatory requirements;

•	our process for assessing and managing risk; and

•	the performance of our internal audit function.
The Audit Committee reviews quarterly and annual financial statements before they are filed or announced. It also reviews matters such as the significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles; the effect of regulatory and accounting initiatives; and the adequacy and effectiveness of our internal controls and disclosure controls and procedures.
The Audit Committee obtains reports from our Chief Legal and Compliance Officer regarding our ethics and compliance program, including compliance by Cardinal Health and its subsidiaries and foreign affiliates with applicable legal requirements and the Standards of Business Conduct described below. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies.
The Audit Committee pre-approves all services provided by the independent auditor and appoints, compensates, and oversees the independent auditor, including resolution of any disagreements with management regarding financial reporting. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department.

The Board has determined that each of Messrs. Britt, Downey, Finn, and King is an “audit committee financial expert” for purposes of the SEC rules and is independent, as independence for audit committee members is defined by the NYSE.
The Nominating and Governance Committee. The Nominating and Governance Committee’s primary duties are to:

•	identify and recommend to the Board individuals qualified to become Board members (consistent with criteria approved by the Board);

•	review our Corporate Governance Guidelines;

•	perform a leadership role in shaping and overseeing our corporate governance practices;

•	conduct the annual evaluation of the Board’s effectiveness and performance; and

•	oversee our policies and practices regarding political expenditures.
The Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates; reviews and considers any Board candidates recommended by shareholders; assesses the qualifications, attributes, skills, contributions, and independence of individual incumbent directors; recommends to the Board changes in the structure, composition, and function of the Board’s committees; and considers and makes recommendations to the Board regarding any resignations tendered by a director.
Human Resources and Compensation Committee. The Compensation Committee’s primary duties are to:

•
develop an executive compensation program to support overall business strategies and objectives, attract and retain key executives, and link compensation with business objectives and organizational performance;

•	approve compensation for the Chief Executive Officer, including relevant performance goals and objectives, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program for competitiveness and plan design, and recommend changes to the Board;

•	oversee workplace diversity initiatives and progress;

•	consult with management on major policies affecting employee relations;

•	oversee and assess the appropriateness of any material risks related to compensation arrangements; and

•	recommend to the Board the frequency of the advisory vote on executive compensation.
The Compensation Discussion and Analysis, which begins on page 17, discusses how the Compensation Committee makes compensation-related decisions regarding our executive officers. The Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. Generally, the Compensation Committee may delegate to our officers authority to administer the plans, including selecting participants and determining award levels within plan parameters, but may not delegate any such responsibility with respect to our officers subject to Section 16 of the Exchange Act.
The Executive Committee. The Board also has established the Executive Committee, comprised of the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance, and Compensation Committees, the Presiding Director, and Mr. Notebaert. The Executive Committee acts from time to time on behalf of the Board when specific authority is delegated to it by the Board or to consider or act upon a matter promptly.

CORPORATE GOVERNANCE

Shareholder Recommendations for Director Nominees
The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other nominees, which criteria are discussed below under “Director Qualification Standards and Performance Assessment.” Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the committee for consideration at the 2013 annual meeting of shareholders, a shareholder recommendation must be received no later than May 17, 2013, and must contain the following information:

•	the name and address of the nominating shareholder;

•	the name and address of the person recommended for nomination;

•	a representation that the shareholder is a holder of our common shares entitled to vote at the meeting;

•	a statement in support of the shareholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.
Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Code of Regulations should follow the instructions under “Shareholder Proposals for Inclusion in Next Year's Proxy Statement” on page 41.
Communicating with the Board
Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director, or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee or director. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.
Corporate Governance Guidelines
You can find the full text of our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
Director Independence
The Board has established standards to assist it in determining director independence. These standards can be found within our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance." They address, among other things, employment and compensation relationships, relationships with our auditors, and customer and business relationships.
The Board assesses at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, determines which members are independent. The Board has determined that each of Messrs. Britt, Darden, Downey, Finn, Jones, Kenny, King, Notebaert, and Raisbeck, Mmes. Arnold and Cox, and Dr. Spaulding is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.
In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee and the

Board considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. IBM is the major service provider on a business transformation project for our Medical segment, which includes several important information technology systems. Most of this project was implemented in fiscal 2012. Our aggregate payments to IBM were substantially less than 1% of IBM’s consolidated gross revenues for each of 2012, 2011, and 2010.
Director Qualification Standards and Performance Assessment
The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members and develops criteria for identifying and evaluating qualified Board candidates. These criteria, as described in our Corporate Governance Guidelines, include business experience, qualifications, attributes, and skills; independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; and the absence of potential conflicts with our interests.
The Nominating and Governance Committee considers the foregoing criteria when assessing the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. The Nominating and Governance Committee assesses the effectiveness of this process by gathering data and discussing the diversity of the Board in the annual self-assessments of the Nominating and Governance Committee and the Board.
If the Nominating and Governance Committee believes that a potential candidate may be appropriate for the Board, the committee takes time to learn more about the candidate and gives the candidate an opportunity to learn more about Cardinal Health, the Board, and its governance practices. Ultimately, the Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
The Nominating and Governance Committee had engaged a search firm to assist with identifying and evaluating potential Board candidates during fiscal 2012. This search firm identified Mr. Jones as a potential candidate for consideration by the Nominating and Governance Committee.
The Nominating and Governance Committee assesses Board performance by conducting an annual evaluation of the Board, the results of which are discussed with the full Board. Each of the Audit, Nominating and Governance, and Compensation Committees conducts an annual self-assessment. In addition, the Nominating and Governance Committee conducts an individual evaluation of each director. The Presiding Director shares the results of his or her evaluation with each director.

Board Leadership Structure
Under our Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer. The Board currently combines these roles. The independent directors annually elect an independent director to serve as Presiding Director.
The Board periodically reviews and assesses its leadership structure to ensure it is appropriate for the circumstances. The Board believes that a number of factors support the current leadership structure. By serving as both the Chairman and Chief Executive Officer, Mr. Barrett has been able to draw on his knowledge of our daily operations, his knowledge of the healthcare industry and the competitive developments within it, and his knowledge of our relationships with our customers, vendors, employees, shareholders, and other business partners to provide our Board with leadership in setting its agenda and focusing its discussions. In addition, this structure fosters clear accountability, effective decision making, and alignment between the Board and management. It also allows a single person to speak on behalf of the Board and the company to our customers, vendors, employees, shareholders, and regulators. After considering these factors and Mr. Barrett's strong and effective leadership of the Board, the Board approved a new three-year employment agreement for him to continue to serve in the combined role of Chairman and Chief Executive Officer.
The Board believes that it maintains independence in its operation and in its oversight of management by appointing an independent Presiding Director, by convening regular executive sessions of independent directors, and by its key committees and all of its directors (other than Mr. Barrett) being independent. The Presiding Director's role is to:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	have the authority to call additional executive sessions of the independent directors;

•	serve as a liaison between the Chairman and the independent directors;

•	approve the information sent to the Board and the agenda and schedule for Board meetings; and

•	make himself available, as deemed appropriate by the Board, to consult and communicate directly with major shareholders.
Mr. Finn, the Presiding Director since 2009, is actively engaged in the role. He chairs executive sessions of the independent directors, which were held at each of the five in-person Board meetings during fiscal 2012. He meets frequently with Mr. Barrett and works closely with him in developing Board agendas, topics, and schedules. He is a member of the Nominating and Governance Committee and participates in the the annual evaluation of the Board and the individual evaluations of each director. He meets with each Board member to discuss the results of his or her individual evaluation. He participates in the Compensation Committee discussions relating to the annual performance evaluation of, and compensation decisions regarding, Mr. Barrett. Finally, during fiscal 2012, Mr. Finn attended a major healthcare investor conference with management.
Risk Oversight
The Board’s role in risk oversight. The Board is responsible for overseeing our policies and procedures for assessing and managing risk. Management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for informing the Board of our most significant risks and our plans for managing those risks.
To assist the Board and management in exercising their respective responsibilities, we have developed an enterprise risk management ("ERM") program that our Chief Legal and Compliance Officer oversees. Under the ERM program, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Senior management reviews and discusses with the Board significant risks identified through the ERM program. The Audit Committee assists the Board by monitoring our process for identifying, assessing, and managing risk and major financial and other significant risk exposures.
Risk assessment in compensation programs. Management, under the Compensation Committee’s oversight and with assistance from the Compensation Committee’s compensation consultant, has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment process included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. The risk assessment was presented to and discussed with the Compensation Committee.
Policies on Business Ethics
We maintain written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior and are designed to protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “Investors — Corporate Governance: Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
Our Chief Legal and Compliance Officer has responsibility for our ethics and compliance functions and authority to implement and maintain an effective ethics and compliance program. He also has responsibility to provide reports reviewing our ethics and compliance program on a quarterly basis to the Audit Committee and at least annually to the Board. He reports to the Chair of the

Audit Committee and to the Chief Executive Officer and meets in separate executive sessions regularly with the Audit Committee.
Resignation Policy for Incumbent Directors Not Receiving Majority Votes
Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.
Management Succession Planning
The Board is actively engaged and involved in talent management. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and senior executives. The Board is responsible for the actual succession planning for the position of Chief Executive Officer and reviews succession planning for other senior management positions. The Board had two formal succession planning and talent review discussions during fiscal 2012 in addition to other informal discussions. The Compensation Committee also receives quarterly organizational updates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy
The Board follows a written policy that the Audit Committee must approve or ratify any transaction exceeding $120,000 in which we are a participant and any related party has a direct or indirect material interest. Related parties include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.
Once a transaction is identified as requiring approval, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and us, the nature of the related party’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.
Related Party Transactions
Since July 1, 2011, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2012 with management and with Ernst & Young, our independent accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from Ernst & Young the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from Cardinal Health. The Audit Committee also has considered whether Ernst & Young could provide non-audit services to Cardinal Health and remain independent.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for fiscal 2012 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Glenn A. Britt, Chairman
Carrie S. Cox
Bruce L. Downey
John F. Finn
David P. King

INDEPENDENT ACCOUNTANTS

Fees Paid to Independent Accountants
The table below sets forth the fees billed to us by Ernst & Young for services in fiscal 2012 and 2011.

	Fiscal Year Ended June 30, 2012 ($)	Fiscal Year Ended June 30, 2011 ($)
Audit fees (1)	5,333,180	5,414,207
Audit-related fees (2)	1,640,355	1,879,426
Tax fees (3)	1,821,705	1,799,463
All other fees	—	—
Total fees	8,795,240	9,093,096

(1)
Audit fees include fees paid to Ernst & Young related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)
Audit-related fees include fees for services related to acquisitions and divestitures of certain businesses, audit-related research and assistance, internal control reviews, service auditor’s examination reports, and employee benefit plan audits.

(3)
Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young for tax compliance and other tax-related services for fiscal 2012 were $295,648 and $1,526,057, respectively, and for fiscal 2011 were $331,135 and $1,468,328, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.
Under the policy, the Audit Committee annually pre-approves certain services within established dollar thresholds. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.
All audit and non-audit services provided for us by Ernst & Young for fiscal 2012 and 2011 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of our common shares and the percentage of our common shares outstanding represented by such ownership by:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;

•	our directors;

•	our Chairman and Chief Executive Officer and the other current and former executive officers named in the Summary Compensation Table; and

•	our current executive officers and directors as a group.
A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, all information is as of September 6, 2012, and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional Restricted Share Units (12)
	Number Beneficially Owned	Percent of Class
Capital World Investors (1)	35,991,424	10.4	—
Wellington Management Company, LLP (2)	35,005,469	10.1	—
BlackRock, Inc. (3)	25,088,419	7.3	—
Colleen F. Arnold (4)(6)	19,276	*	13,551
George S. Barrett (5)	2,172,504	*	139,341
Glenn A. Britt (4)(6)	18,001	*	12,296
Donald M. Casey Jr.	—	*	29,905
Carrie S. Cox	—	*	10,288
Calvin Darden (4)(6)	30,417	*	13,590
Bruce L. Downey (4)	10,652	*	12,369
John F. Finn (4)(6)(7)	77,048	*	15,299
Jeffrey W. Henderson (5)	910,743	*	47,151
Clayton M. Jones	—	*	—
Michael C. Kaufmann (5)(8)	491,005	*	76,461
Gregory B. Kenny (4)(6)	23,628	*	13,566
David P. King	40	*	6,040
Michael A. Lynch (5)(9)	302,645	*	28,460
Craig S. Morford (5)	214,454	*	50,924
Richard C. Notebaert (4)(6)	65,155	*	10,395
David W. Raisbeck (4)(6)	48,742	*	10,395
Jean G. Spaulding, M.D. (4)(6)(10)	41,024	*	13,590
All Executive Officers and Directors as a Group (20 Persons)(11)	4,676,499	1.4	526,047
 * Indicates beneficial ownership of less than 1% of the outstanding common shares.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2012 by Capital World Investors, a division of Capital Research and Management Company. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. Capital World Investors reported that, as of January 31, 2012, it had sole voting power with respect to 18,721,424 common shares and sole dispositive power with respect to all common shares shown in the table. The number of common shares held by Capital World Investors may have changed since the filing of the Schedule 13G/A.

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC on May 10, 2012 by Wellington Management. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210. Wellington Management reported that, as of April 30, 2012, it had shared voting power with respect to 9,483,091 common shares and shared dispositive power with respect to all common shares shown in the table. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own such shares, which are held of record by clients of Wellington Management. The number of common shares held by Wellington Management may have changed since the filing of the Schedule 13G/A.

(3)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. The address of BlackRock, Inc. 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. reported that, as of December 30, 2011, it had sole voting and dispositive power with respect to all common shares shown in the table. The number of common shares held by BlackRock, Inc. may have changed since the filing of the Schedule 13G/A.

(4)
Common shares and the percent of class listed as being beneficially owned by our non-management directors include (a) outstanding stock options that are currently exercisable, as follows: Ms. Arnold — 18,071 shares; Mr. Britt — 11,391 shares; Mr. Darden — 25,023 shares; Mr. Downey — 10,652 shares; Mr. Finn — 35,639 shares; Mr. Kenny — 18,175 shares; Mr. Notebaert — 35,639 shares; Mr. Raisbeck — 35,640 shares; and Dr. Spaulding — 25,839 shares; and (b) outstanding RSUs that will be settled in common shares within 60 days, as follows: Mr. Notebaert — 3,195 shares; and Mr. Raisbeck — 3,195 shares.

(5)
Common shares and the percent of class listed as being beneficially owned by our named executives include (a) outstanding stock options that are currently exercisable or will be exercisable within 60 days, as follows: Mr. Barrett — 1,923,167 shares; Mr. Henderson — 818,205 shares; Mr. Kaufmann — 459,218 shares; Mr. Morford — 208,247 shares; and Mr. Lynch — 241,901 shares; and (b) outstanding RSUs that will be settled in common shares within 60 days, as follows: Mr. Barrett — 52,157 shares; Mr. Henderson — 9,876 shares; and Mr. Lynch — 13,730 shares.

(6)
Common shares and the percent of class listed as being beneficially owned by our non-management directors include phantom stock over which the participants have sole voting rights under our Deferred Compensation Plan, as follows: Ms. Arnold — 1,205 shares; Mr. Britt — 6,610 shares; Mr. Darden — 4,259 shares; Mr. Finn — 14,496 shares; Mr. Kenny — 5,453 shares; Mr. Notebaert — 12,236 shares; Mr. Raisbeck — 6,422 shares; and Dr. Spaulding — 13,099 shares.

(7)	Includes 26,136 common shares held by Mr. Finn’s spouse.

(8)	Includes 32 common shares held by Mr. Kaufmann’s spouse.

(9)	Mr. Lynch ceased to be Chief Executive Officer — Medical Segment in April 2012. The information included for Mr. Lynch is as of June 30, 2012.

(10)	Includes 150 common shares held in Dr. Spaulding’s 401(k) plan sponsored by her employer.

(11)
Common shares and percent of class listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 4,102,745 common shares that are currently exercisable or will be exercisable within 60 days; and (b) an aggregate of 78,724 outstanding RSUs that will be settled in common shares within 60 days.

(12)
"Additional Restricted Share Units" include vested and unvested RSUs that will not be settled in common shares within 60 days. RSUs do not confer voting rights and are not considered “beneficially owned” shares under the SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 furnished to us during fiscal 2012 and written representations, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Fiscal 2012 business performance highlights. Fiscal 2012 was another strong year for us. We achieved revenue of $108 billion and increased our non-GAAP earnings per share by 15% to $3.21.* We also increased our cash dividends by 10% in fiscal 2012 and increased them by another 10.5% so far in fiscal 2013.
Our Pharmaceutical segment profit increased by 17% during fiscal 2012 primarily due to strong performance in our generic pharmaceutical programs. In fiscal 2011, we acquired Kinray and Cardinal Health China, which also increased segment profit during fiscal 2012. Our Medical segment profit decreased by 11% primarily as a result of increased commodity costs. But it grew revenue, implemented a project to transform its business systems, and returned to segment profit growth in the fourth quarter of fiscal 2012.
The following line graph shows total shareholder return (share price appreciation plus dividends) since the August 2009 spin-off of CareFusion Corporation (the “Spin-Off”) and our non-GAAP earnings per share for fiscal 2010, 2011 and 2012.*

$200.00
$150.00
$100.00
$50.00
$4.00
$3.00
$2.00
$1.00
$138.45
$190.95
$180.33
$2.24
$2.80
$3.21
Spin-Off
30-Jun-10
30-Jun-11
30-Jun-12
Total Shareholder Return
Non-GAAP EPS

Fiscal 2012 executive pay highlights. The Compensation Committee funded the fiscal 2012 annual cash incentive pool at 109% of target, driven by above-target earnings before interest and taxes (“EBIT”) and better than target tangible capital performance. The Compensation Committee then awarded payouts to the executive officers in the tables beginning on page 25 (the “named executives”) that ranged from 82% to 111% of target based on individual and segment performance.
As in past years, a substantial majority of the named executives' compensation was in the form of long-term incentive awards. The Compensation Committee introduced performance share units (“PSUs”) during fiscal 2012 that will vest over a multi-year performance period. As a result, fiscal 2012 target long-term incentive awards for named executives were one-third PSUs, one-third stock options, and one-third restricted share units ("RSUs"), compared to 65% stock options and 35% RSUs in fiscal 2011. The PSUs will vest based on our non-GAAP earnings per share growth rate and our dividend yield over the performance period. We believe that these two measures are key factors that influence total shareholder return and are integral to our strategy of delivering sustainable total shareholder return over the long term. In addition, these measures provide a longer-term focus compared to the EBIT and tangible capital measures for our annual incentive awards.
New CEO employment agreement. In September 2012, in light of Mr. Barrett's leadership and contributions to our success, we extended the term of his employment by entering into a new employment agreement with him that supersedes and replaces his 2009 employment agreement, which was scheduled to expire on the date of the 2012 Annual Meeting. The new employment agreement provides that Mr. Barrett will continue to serve as Chairman and Chief Executive Officer for another three years. The Board approved the new agreement because it believes that Mr. Barrett has served us and our shareholders well since the Spin-Off. From the Spin-Off through the end of fiscal 2012, our non-GAAP earnings per share has grown 41%,* our total shareholder return has been 80%, and our stock price has increased from $25.32 to $42.00. Mr. Barrett has been instrumental in strengthening our long-term position, including re-balancing our customer and product mix and building a strong management team. He also helped us complete several large acquisitions and launch a growth platform in China. And as Chairman of the Board, Mr. Barrett has provided strong and effective leadership to the Board. In entering into the new employment agreement, the Board also considered the continuity and stability in leadership Mr. Barrett brings to us. The compensation terms in the new agreement reflect Mr. Barrett's current compensation structure and, in general, parallel his prior agreement.
Corporate governance highlights. Our executive compensation policies and practices include:

•	Independent compensation committee. The Compensation Committee, which is comprised solely of independent directors, approves all compensation for our named executives.

•	Independent compensation consultant. The Compensation Committee has retained an independent compensation consultant.

•	Double trigger acceleration for equity awards. Our 2011 Long-Term Incentive Plan (“2011 LTIP”) has a “double-trigger” provision for accelerating the vesting of equity awards upon a change of control.

•	Limited employment agreements. Only our Chief Executive Officer has an employment agreement.

____________

*
"Non-GAAP earnings per share" is non-GAAP diluted earnings per share from continuing operations. On a GAAP basis, diluted earnings per share from continuing operations was $3.06 in fiscal 2012, $2.74 in fiscal 2011, $1.62 in fiscal 2010, and $2.10 in fiscal 2009. We provide a reconciliation of the differences between non-GAAP diluted earnings per share from continuing operations and GAAP diluted earnings per share from continuing operations in Appendix A to this proxy statement.

•	No excise tax gross-ups. We do not provide our executives with “excise tax gross-ups” in the event of a change of control.

•	Severance agreement policy. Shareholders must approve agreements with executives if cash severance benefits exceed 2.99 times base salary and bonus.

•	No pensions or SERPS. We do not provide our executives with pensions or supplemental executive retirement plans.

•	Clawbacks. We have clawback provisions in our incentive plans and agreements and in our Chief Executive Officer's employment agreement.

•
Share ownership guidelines and holding periods. We have share ownership guidelines for executives and directors ranging from three to five times base salary or annual cash retainer, as well as a one-year holding period for stock options and RSUs.

•	No hedging or pledging. We prohibit our executives and directors from hedging our securities or pledging them as collateral for a loan.
Objectives of Our Executive Compensation Program
We have designed our executive compensation program to attract, motivate, and retain key executives, and to align their compensation with our overall business goals, core values, and shareholder interests. To that end, the Compensation Committee has established an executive compensation program based on the following principles:

•	we have a pay-for-performance orientation, meaning that we tie a substantial portion of executive pay to performance;

•	we emphasize long-term performance through the use of PSUs, stock options, and RSUs to more closely align our executives' interests with our shareholders' interests; and

•	we provide opportunity for individual value accumulation through long-term incentives and deferred compensation rather than through pensions.
Reflecting these principles, the following charts show the percentage breakdown of target total direct compensation (i.e., base salary, target annual cash incentive, and target long-term incentive) for fiscal 2012 between performance-based (i.e., annual cash incentive, PSUs, and stock options) and other compensation (base salary and RSUs).

Also reflecting these principles, the following charts show the percentage breakdown of target total direct compensation for fiscal 2012 among base salary, annual cash incentive, and long-term incentive.

Primary Elements of Compensation in Fiscal 2012
We discuss the primary elements of fiscal 2012 compensation for our named executives in the table below. We use these same compensation elements for our other executive officers as well.

Compensation Component	Purpose	Key Features
Base salary	Provide a fixed level of cash compensation.	Named executives are considered for merit increases each year.
Annual cash incentive	Motivate and reward annual financial, non-financial, and individual performance.	The Compensation Committee approves a general funding level based on company performance against EBIT and tangible capital goals.
The Committee then determines individual payouts for each named executive based on individual and segment performance.
Long-term incentives (PSUs, stock options, and RSUs)	Motivate executives by linking award value to the performance of our shares over the long-term; retain executives.	Equity grants combined with share ownership guidelines provide executives a meaningful ownership stake in the company.
PSUs vest based on non-GAAP earnings per share growth and dividend yield over the performance period; their value is linked to our share price.
Stock options vest ratably over three years and provide actual value only to the extent our share price appreciates above the option exercise price.
RSUs vest ratably over three years, encouraging executives to remain with the company; their value is linked to our share price.
Our Comparator Group and Benchmarking
The Compensation Committee has developed a “Comparator Group” with assistance from its independent compensation consultant to inform itself about the compensation practices of similarly situated public companies. Our Comparator Group has not changed since 2009 other than as a result of acquisitions and reflects the industry in which we primarily compete for executive talent. It includes a number of direct competitors and companies in the healthcare field, including our significant customers. It also includes air/freight and logistics companies because of the similarity to our business model. The Compensation Committee considered the number of employees, revenues, operating earnings, market capitalization, operating margin, and five-year total shareholder return of potential peer companies when it developed the Comparator Group. The Comparator Group is composed of the following 26 companies:

Aetna	Humana
Allergan	Kimberly-Clark
AmerisourceBergen	LabCorp
Baxter International	McKesson
Becton, Dickinson	Medco Health Solutions*
Boston Scientific	Owens & Minor
CIGNA	Quest Diagnostics
Covidien	Sysco
CVS Caremark	Thermo Fisher Scientific
Express Scripts*	United Parcel Service
FedEx	UnitedHealth Group
Forest Laboratories	Walgreen
Henry Schein	WellPoint
* Express Scripts acquired Medco Health Solutions during 2012.

Our Compensation Committee focuses on target total direct compensation when setting compensation for our named executives. The Committee generally seeks to establish target total direct compensation at approximately the 50th percentile of the Comparator Group. Each of the named executives' target total direct compensation approximated the 50th percentile for fiscal 2012, except for Mr. Henderson's, which was slightly higher due to his operational responsibilities in leading Cardinal Health China.
Our Fiscal 2012 Compensation Decisions
Base salary. The Compensation Committee sets base salaries based on the following: historic salary levels; market and competitive data for the executive's position and level of responsibility at the 50th percentile of the Comparator Group; individual performance, experience, and skills; and internal pay equity considerations.
The Compensation Committee increased base salaries during fiscal 2012 by 3% for Messrs. Henderson and Lynch and by 4% for Mr. Barrett, in each case reflecting individual performance. Mr. Morford received a 5% increase reflecting individual performance and market competitive positioning. Mr. Kaufmann received a 6% increase reflecting individual performance, market competitive positioning, and internal pay equity considerations.
The Compensation Committee set Mr. Casey's annual base salary at $635,000 when he joined us in April 2012 as Chief Executive Officer — Medical Segment, which is the same base salary as his predecessor.
Following a review of current compensation levels, management considered base salary increases for the named executives for fiscal 2013 and recommended that no base salary increases be provided to these executives. The Compensation Committee concurred with this recommendation.
Annual cash incentive compensation. Key executive employees, including our named executives, are eligible to receive annual cash incentives under our Management Incentive Plan (the “MIP”). The Compensation Committee sets target annual cash incentives as a percentage of base salary based on the 50th percentile of the Comparator Group and internal pay equity considerations. Mr. Barrett's employment agreement sets his target annual incentive at not less than 130% of his annual base salary, which remains competitive with the 50th percentile of the Comparator Group.
The Compensation Committee set goals for fiscal 2012 annual incentives using two performance measures:

•	EBIT (adjusted non-GAAP operating earnings), which was selected because it is one of our primary measures of operating performance; and

•	Tangible capital, which was selected because it focuses on the efficient use of capital.
We describe how we calculate these measures under “Executive Compensation — Compensation Plans — MIP and PSU Performance Goal Calculations” on page 29.
The Compensation Committee approved a payout matrix at the beginning of fiscal 2012 based on goals consistent with our Board-

approved budget for fiscal 2012. Threshold performance was set at zero EBIT growth. Potential payouts range from 0% to 200% of target depending upon achievement of the EBIT and tangible capital goals. Once we achieve threshold EBIT performance, tangible capital performance reduces the funding percentage by up to 10% or increases it by up to 15%, but overall MIP funding cannot exceed 200%. We weight the EBIT goal more heavily, reflecting our belief that EBIT has a greater impact on shareholder value.
The table below shows our fiscal 2012 EBIT goals and our actual performance (in millions).

EBIT ($)
Threshold performance (40%)	1,595
Target performance (100%)	1,853
Maximum performance (200%)	2,184
Actual performance	1,876
Actual tangible capital performance of $2,435 million was better than the $2,884 million target, which had a positive impact on the overall funding level under the payout matrix.
The Compensation Committee funded MIP at 109% based on our actual performance for fiscal 2012 in accordance with the payout matrix. The Compensation Committee then awarded each named executive his annual incentive based on individual and segment performance.

Name	Title	Fiscal 2012 Target Annual Incentive (Percentage of Base Salary)(1)	Fiscal 2012 Target Annual Incentive Amount ($)	Fiscal 2012 Actual Annual Incentive Amount ($)
George S. Barrett	Chairman and Chief Executive Officer	130	1,660,231	1,809,652
Jeffrey W. Henderson	Chief Financial Officer	90	663,098	722,777
Michael C. Kaufmann	Chief Executive Officer — Pharmaceutical Segment	90	566,422	628,729
Donald M. Casey Jr. (2)	Chief Executive Officer — Medical Segment	90	118,671	118,671
Craig S. Morford	Chief Legal and Compliance Officer	75	371,977	405,455
Michael A. Lynch (3)	Former Chief Executive Officer — Medical Segment	90	526,093	431,396

(1)	Fiscal 2012 target annual incentives as a percentage of base salary remained unchanged from fiscal 2011.

(2)
We hired Mr. Casey as Chief Executive Officer — Medical Segment in April 2012 and set his target annual incentive the same as his predecessor. We prorated Mr. Casey's target annual incentive for the portion of fiscal 2012 that we employed him.

(3)
Mr. Lynch ceased to be Chief Executive Officer — Medical Segment in April 2012. Mr. Lynch received an additional annual incentive amount of $37,234 under his severance agreement. This additional payment is reported in the Summary Compensation Table as "All Other Compensation."

The Compensation Committee considered the following factors in determining fiscal 2012 annual incentives for the named executives:

•	Mr. Barrett received 109% of his target based on our consolidated financial performance in line with the overall MIP funding and his leadership of operational initiatives,

talent acquisition and development, and overall company strategic positioning.

•	Mr. Henderson received 109% of his target based on our consolidated financial performance in line with the overall MIP funding and his efforts in improving capital management across the company.

•	Mr. Kaufmann received 111% of his target based on our consolidated financial performance and the strong performance of the Pharmaceutical segment.

•	Mr. Casey received 100% of his target based on our consolidated financial performance, his rapid integration into the organization, and his efforts to date in leading the Medical segment.

•
Mr. Morford received 109% of his target based on our consolidated financial performance in line with the overall MIP funding and the continued development of our regulatory and compliance programs in a rapidly evolving regulatory landscape.

•	Mr. Lynch received 82% of his target based on our consolidated financial performance and the performance of the Medical segment.
We provided Mr. Casey with a $500,000 cash sign-on bonus in connection with his appointment in April 2012 as Chief Executive Officer — Medical Segment to induce him to join us. Mr. Casey must repay 100% of the bonus if he voluntarily leaves the company during the first year following his start date and 50% if he leaves during the second year following his start date.
Long-term incentive compensation. The Compensation Committee determined the size of fiscal 2012 long-term incentive grants by setting a target multiplier of base salary for each named executive based on both internal pay equity considerations and the 50th percentile of the Comparator Group. Mr. Barrett's prior employment agreement, which was in effect for fiscal 2012, set his target long-term incentive multiplier at six times base salary, which was competitive with the 50th percentile of the Comparator Group. Our other named executives had long-term incentive multipliers of 2.25 to 3.3 times base salary during fiscal 2012. In August 2012, the Compensation Committee used a dollar value (rather than a multiplier of base salary) to determine the target amounts for the fiscal 2013 annual long-term incentive grants. The Compensation Committee expects to use this methodology going forward, which permits target long-term incentives to be established independently of base salaries based on market competitiveness and internal equity considerations. We may adjust the size of an executive's annual stock option and RSU awards to reflect past or expected future individual performance, to provide a retention incentive, or for succession planning.

The Compensation Committee changed the target equity incentive mix in fiscal 2012 to include PSUs. We equally weighted PSUs, stock options, and RSUs during fiscal 2012 compared to 65% stock options and 35% RSUs during fiscal 2011. We granted PSUs during fiscal 2012 to incent and retain our executives and further align their interests with those of our shareholders; to further align with the pay practices of our Comparator Group companies; and to respond to input from our shareholders.
The Compensation Committee set goals for the PSUs granted during fiscal 2012 using two performance measures:

•	Non-GAAP earnings per share growth rate; and

•	Dividend yield.
We selected these two measures because we believe that they are key factors that influence total shareholder return and are integral to our strategy of delivering sustainable total shareholder return over the long term. In addition, these measures provide a longer-term focus compared to the EBIT and tangible capital measures for our annual incentive awards. We describe how we calculate these measures under “Executive Compensation — Compensation Plans — MIP and PSU Performance Goal Calculations” on page 29.
A named executive can receive 50% of his target PSUs if we attain threshold performance and can receive up to 200% of his target PSUs for above-target performance. The Compensation Committee approved the PSU goals at the beginning of fiscal 2012 consistent with historical and projected performance data for the Standard & Poor 500 and our Comparator Group. The Compensation Committee also considered our internal forecasts at the time of grant, which indicated that achieving the target level of performance would be difficult but attainable. It is also reasonably possible that the awards either could be forfeited or maximum vesting could be attained.
The Compensation Committee established both a two-year and a three-year performance period for the initial grant of PSUs to facilitate the transition to PSUs. Subsequent PSU grants will vest based on performance over a three-year performance period. No shares will be issued under the PSUs if we do not attain threshold performance.

	Target Long- Term Incentive Compensation ($)	Fiscal 2012 Actual Annual Long-Term Incentive Grants (1)
Name		Stock Options ($)(2)	RSUs ($)	Target PSUs ($)	Total ($)
George S. Barrett	7,416,000	2,861,333	2,666,667	2,472,000	8,000,000
Jeffrey W. Henderson	2,376,000	831,600	871,200	792,000	2,494,800
Michael C. Kaufmann	1,980,000	713,790	781,770	660,000	2,155,560
Craig S. Morford	1,068,750	356,250	356,250	356,250	1,068,750
Michael A. Lynch	2,039,400	713,790	781,770	679,800	2,175,360

(1)	All grants reported in the table were made under our 2005 Long-Term Incentive Plan (the "2005 LTIP"). Our shareholders approved the 2011 LTIP for grants made following the 2011 Annual Meeting.

(2)
When valuing stock options for compensation purposes during fiscal 2012, we used the same assumption for expected life of stock options as noted in the Grants of Plan-Based Awards for Fiscal 2012 table. Prior to fiscal 2012, we assumed the grantee would hold the stock options to term. We also granted stock options during fiscal 2012 with a 10-year term instead of seven years. We made these changes to conform to market practice.

The Compensation Committee considered the following factors in determining fiscal 2012 annual long-term incentive grants for the named executives made in August 2011:

•
Mr. Barrett received stock option and RSU grants above his target due to his individual performance in positioning us for future growth with several strategic acquisitions and his leadership of other operational and strategic initiatives, as well as expected future individual performance.

•
Mr. Henderson received stock option and RSU grants above his target due to his individual performance, including his efforts to acquire, integrate, and lead the Cardinal Health China business and to improve capital management across the company, as well as expected future individual performance.

•
Mr. Kaufmann received stock option and RSU grants above his target due to his individual performance, including his efforts to acquire, integrate, and lead the Kinray and P4 Healthcare businesses, as well as expected future individual performance.

•
Mr. Lynch received stock option and RSU grants above his target due to his contribution to strategic initiatives in the Medical segment, including progress made on the Medical segment's project to transform its business systems. When his employment terminates in September 2012, the remaining unvested portion of these awards will be forfeited.

We provided Mr. Casey with initial long-term incentive awards of $1,500,000 in total value split equally between PSUs, stock options, and RSUs in April 2012 to induce him to join us as Chief Executive Officer — Medical Segment.
Other Elements of Compensation
Deferred compensation and savings plans. We maintain a Deferred Compensation Plan (“DCP”) and 401(k) Savings Plan to allow executives to accumulate value on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. Our DCP permits management employees, including the named executives, to defer payment and taxation of a portion of their salary and bonus into any of several investment alternatives. We may make additional matching and discretionary contributions to the deferred balances of participating executives, subject to limits discussed under “Executive Compensation — Deferred Compensation” on page 33. We also may make contributions to the DCP and 401(k) Savings Plan on the same basis for all plan participants when we exceed pre-established performance goals. Contributions made with respect to our named executives are included in the “All Other Compensation” table on page 26. Named executives also may elect to defer payment and taxation of PSUs and RSUs.
Other benefits and perquisites. Mr. Barrett's employment agreement provides that he and his family may use our corporate aircraft for personal travel. He does not receive tax reimbursement for any imputed income associated with such personal travel. The Board has encouraged Mr. Barrett to use corporate aircraft for personal travel because the Board believes it provides greater availability for Mr. Barrett to attend to business matters and increased travel efficiencies. Any personal use that would cause the amount reported in our annual proxy statement to exceed $100,000 requires advance approval from the Compensation Committee. We also have an aircraft time sharing agreement with Mr. Barrett that permits him to reimburse us for incremental costs when he uses the aircraft for personal travel, in which case such travel does not count against the $100,000 limit.
Relocation assistance is an important tool for us to recruit talent. As part of our homeowner relocation policy for senior managers, we offer relocation assistance including travel, shipping household goods, and temporary housing. We also may provide assistance with the sale of a prior home, as we did with Mr. Casey during fiscal 2012. For more information regarding Mr. Casey's relocation expenses, see the “All Other Compensation” table on page 26. Our homeowner relocation policy allows us to recover 100% of relocation assistance if Mr. Casey voluntarily leaves the company during the first year following his start date and 50% if he leaves during the second year following his start date.

Severance and change of control benefits. Mr. Barrett's employment agreement provides for benefits payable upon specified employment termination events. Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and vested stock options will remain exercisable for two years.
We entered into a severance agreement with Mr. Lynch in April 2012 providing for certain benefits and arrangements, including cash severance equal to two times the sum of his annual base salary and his target annual bonus. We provided these severance benefits to Mr. Lynch based on a two-year non-competition agreement, his 28 years of employment with us and our predecessors, and his agreement to assist with Mr. Casey's transition.
We discuss severance payments and benefits in detail under “Executive Compensation — Potential Payments on Termination of Employment or Change of Control” on page 35. We believe that the severance benefits we provide to our named executives support our recruiting and retention efforts. We do not have any agreements to provide change-of-control excise tax gross-ups.
In light of evolving market practices, our 2011 LTIP provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate in connection with a change of control only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards. Our 2005 LTIP provides for “single trigger” accelerated vesting of equity awards upon a change of control.
Our Board also has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times base salary and bonus.
Our Policies, Guidelines, and Practices Related to Executive Compensation
Role of the Compensation Committee’s compensation consultant. Frederic W. Cook & Co., Inc. has served as the Compensation Committee's independent executive compensation consultant since March 2011. The nature and scope of the compensation consultant's engagement consists primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•
providing consulting support, advice, and recommendations related to: compensation for our Chief Executive Officer and other executive officers; the design of our executive compensation program, including the plan design for annual and long-term incentives; the composition of our Comparator Group; the management succession process for our Chief Executive Officer and other executives; and director compensation.
Frederic W. Cook & Co. did not provide any other services to the Compensation Committee or to Cardinal Health during fiscal 2012.
Role of our executive officers. Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer), and, together with our Chief Financial Officer, to discuss our financial and operational performance. The Compensation Committee meets in executive session with its compensation consultant to review and discuss the performance and compensation of our Chief Executive Officer.
Results of 2011 advisory vote to approve compensation of named executives. At the 2011 Annual Meeting, we held our first say-on-pay advisory vote on the compensation of our named executives, which received 89% favorable support. Apart from the advisory vote, we also hold discussions with our largest shareholders that address executive compensation, among other things. The Compensation Committee considered the most recent say-on-pay vote in addition to shareholder perspectives generally, market considerations, and company and individual performance, and concluded that no changes to our executive compensation policies and decisions were necessary in response to the say-on-pay vote.
Employment agreements. As explained above, in September 2012, we entered into a new three-year employment agreement with our Chairman and Chief Executive Officer, Mr. Barrett, that supersedes and replaces his 2009 employment agreement, which was scheduled to expire on the date of the 2012 Annual Meeting. We discuss the terms of this new employment agreement under “Executive Compensation — Employment Arrangements” on page 26.
Share ownership guidelines and holding periods for equity awards. We have implemented share ownership guidelines to link the interests of executive officers and directors with the interests of shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold within three years after becoming an executive officer or joining the Board. We count common shares, RSUs, phantom shares held through the DCP, and 50% of the intrinsic value of vested, in-the-money stock options for purposes of meeting the share ownership guidelines. The specific share ownership requirements are:

•	Chairman and Chief Executive Officer (Mr. Barrett) — five times base salary;

•	Chief Financial Officer and Segment Chief Executive Officers (Messrs. Henderson, Kaufmann, and Casey) — four times base salary;

•	Other executive officers (including Mr. Morford) — three times base salary; and

•	Non-management directors — four times annual cash retainer.
At June 30, 2012, all of our executive officers and directors were in compliance with the share ownership guidelines.
In addition to the share ownership guidelines, we have holding periods for executive officers and directors who receive stock option and RSU awards. In the case of stock options, the grantee must hold his or her net after-tax shares until the earlier of the first anniversary of the stock option exercise or termination of employment. In the case of RSUs, the grantee must hold the after-tax shares he or she receives until the earlier of the first anniversary of vesting or termination of employment.
Potential impact on compensation from executive misconduct. We have authority to require repayment or to cancel outstanding incentive awards in instances of executive misconduct. You can find additional information under “Executive Compensation — Potential Impact on Compensation from Executive Misconduct” on page 30.
Hedging and pledging shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Equity grant practices. The Compensation Committee expects to approve the annual equity grant in August of each year and to set the grant date on August 15 or the first business day after August 15. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material non-public information.
Equity dilution practices. Our fiscal 2012 annual equity run rate was 1.2%. We calculate our equity run rate as the total number of shares subject to grants awarded in the fiscal year divided by the weighted average number of our common shares outstanding on a diluted basis during the fiscal year.
Tax matters. Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million paid in any fiscal year to our Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). We intend annual cash incentives, stock options, and PSUs to qualify as performance-based compensation and, as such, to be fully deductible, but we maintain flexibility to operate our compensation programs in a manner designed to promote varying company goals. The Compensation Committee established the performance criterion of 8% return on our shareholders' equity for our fiscal 2012 MIP for this purpose. We achieved an 18% return on shareholders' equity for fiscal 2012, so we expect to be able to deduct amounts paid to executives under the fiscal 2012 MIP.

EXECUTIVE COMPENSATION

Human Resources and Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.
Submitted by the Human Resources and Compensation Committee of the Board.
Gregory B. Kenny, Chairman
Calvin Darden
Richard C. Notebaert
David W. Raisbeck
Jean G. Spaulding, M.D.

Executive Compensation Tables
The table below summarizes compensation for our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers at June 30, 2012, the end of our fiscal 2012, and a person who would have been included in the table as one of our most highly compensation executive officers, but who was not serving as an executive officer at June 30, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
George S. Barrett Chairman and Chief Executive Officer	2012	1,277,101	—		5,138,682	2,861,043	1,809,652	—	123,246	11,209,724
	2011	1,230,082	—		2,520,001	4,397,189	1,934,919	—	132,015	10,214,206
	2010	1,162,397	121,874		4,270,012	6,157,544	2,795,565	—	194,690	14,702,082
Jeffrey W. Henderson Chief Financial Officer	2012	736,776	—		1,663,168	831,516	722,777	—	22,849	3,977,086
	2011	716,712	—		808,493	1,410,764	815,977	—	25,464	3,777,410
	2010	700,000	105,000		808,494	2,706,200	1,165,500	—	37,128	5,522,322
Michael C. Kaufmann Chief Executive Officer — Pharmaceutical Segment	2012	629,358	—		1,441,773	713,716	628,729	—	23,349	3,436,925
	2011	596,712	—		669,913	1,168,921	804,756	—	27,813	3,268,115
	2010	567,452	48,469		646,800	2,439,370	970,343	—	43,605	4,716,039
Donald M. Casey Jr. (5) Chief Executive Officer — Medical Segment	2012	131,858	500,000	(6)	999,972	500,071	118,671	—	506,091	2,756,663
Craig S. Morford Chief Legal and Compliance Officer	2012	495,970	—		712,524	356,213	405,455	—	24,629	1,994,791
	2011	470,890	—		354,387	—	388,485	—	25,964	1,239,726
	2010	450,000	27,000		354,388	1,169,540	624,375	—	39,620	2,664,923
Michael A. Lynch (7) Former Chief Executive Officer — Medical Segment	2012	584,548	—		1,461,575	713,716	431,396	—	58,757	3,249,992
	2011	615,041	—		692,994	1,209,227	359,799	—	28,234	2,905,295
	2010	600,000	46,406		693,002	2,515,609	945,000	—	36,728	4,836,745

(1)	The amounts reported for fiscal 2012 reflect the introduction of PSUs during fiscal 2012 and a reduction in the amount of stock options granted.

(2)
The amounts reported for fiscal 2012 represent the aggregate grant date fair value of PSUs at target and of RSUs granted during the fiscal year. The amounts reported for fiscal 2011 and 2010 represent the grant date fair value of RSUs granted during each respective fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2012 table on page 28 and the accompanying notes for information on the grant date fair value of each award. The value of the PSUs assuming achievement of the maximum performance level of 200% would be: Mr. Barrett — $4,943,994; Mr. Henderson — $1,583,962; Mr. Kaufmann — $1,319,968; Mr. Casey — $999,972; Mr. Morford — $712,524; and Mr. Lynch — $1,359,572. The named executives may never realize any value from the PSUs, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(3)
The amounts reported represent the grant date fair value of nonqualified stock options granted during the fiscal year and do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2012 table on page 28 and the accompanying notes for information on the grant date fair value of stock options granted during fiscal 2012 and the assumptions used in determining the grant date fair value. The named executives may never realize any value from these stock options, and to the extent they do, the amounts realized may have no correlation to the amounts reported above.

(4)	The elements of compensation included in the “All Other Compensation” column for fiscal 2012 are set forth in the table below.

(5)	Mr. Casey was hired as Chief Executive Officer — Medical Segment in April 2012.

(6)
Mr. Casey received a $500,000 sign-on bonus. He must repay 100% of the bonus if he voluntarily leaves the company during the first year following his start date and 50% if he leaves during the second year following his start date.

(7)	Mr. Lynch ceased to be Chief Executive Officer — Medical Segment in April 2012. A portion of his annual incentive is reported in the Summary Compensation Table as "All Other Compensation."

The amounts shown for “All Other Compensation” for fiscal 2012 include (a) company matching and fiscal 2012 performance contributions to the named executive’s account under our 401(k) plan; (b) company matching and fiscal 2012 performance contributions to the named executive’s account under our DCP; (c) perquisites; (d) tax reimbursements; and (e) severance, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(a)	Tax Reimbursements ($)(b)	Severance ($)(c)	Total ($)
George S. Barrett	15,849	7,000	100,397	—	—	123,246
Jeffrey W. Henderson	15,849	7,000	—	—	—	22,849
Michael C. Kaufmann	15,849	7,500	—	—	—	23,349
Donald M. Casey Jr.	6,045	0	496,666	3,380	—	506,091
Craig S. Morford	16,149	7,000	—	1,480	—	24,629
Michael A. Lynch	15,849	5,674	—	—	37,234	58,757

(a)
The amounts shown include the value of perquisites and other personal benefits to a named executive only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for a named executive, we quantify each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barrett for fiscal 2012 comprised the incremental cost to us of his personal use of corporate aircraft ($99,589) and home security system monitoring fees. We own corporate aircraft and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel; average maintenance costs; crew travel expenses; per flight landing fees; hangar and parking costs; and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation and pilot salaries. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with FAA regulations.

The amount reported for Mr. Casey for fiscal 2012 comprised the incremental cost to us relating to relocation expenses. We provided Mr. Casey with relocation assistance under our homeowner relocation policy for senior managers. We calculated the incremental cost of relocation as the brokerage and other costs to sell Mr. Casey's former home ($203,819); our loss on the sale of his former home after we purchased it at its fair market value under the homeowner relocation policy ($237,500); and other costs of relocation assistance ($55,347). Our homeowner relocation policy allows us to recover 100% of relocation assistance if Mr. Casey voluntarily leaves the company during the first year following his start date and 50% if he leaves during the second year following his start date.

(b)
We paid a tax reimbursement to Mr. Casey for imputed income with respect to relocation expenses. We paid a tax reimbursement to Mr. Morford for imputed income with respect to travel by family members on our corporate aircraft as a result of business needs.

(c)
The severance benefits reported for Mr. Lynch during fiscal 2012 related to an additional annual incentive amount that he received under his severance agreement. Information regarding this and other severance for Mr. Lynch is discussed under “Employment Arrangements” and “Potential Payments on Termination of Employment or Change of Control” below.

Employment Arrangements
Barrett employment agreement. We entered into a new employment agreement with Mr. Barrett in September 2012 under which he serves as Chairman and Chief Executive Officer until the earlier of the date of our annual meeting of shareholders following June 30, 2015 or December 31, 2015, subject to earlier termination in accordance with its terms. The new agreement supersedes and replaces Mr. Barrett's 2009 employment agreement.
The new employment agreement provides, among other things, for Mr. Barrett:

•	to receive an annual base salary of at least $1,285,000;

•
to participate in our annual bonus program with a target annual bonus of at least 130% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him; and

•
to receive an annual long-term incentive award grant comprised of PSUs, stock options, RSUs, and other incentives as determined by the Committee with a target value of $8,000,000, with each annual award subject to the Board's discretion based on both company and individual performance in accordance with the terms of the 2011 LTIP.
The compensation terms in the new agreement reflect Mr. Barrett's current compensation structure and, in general, parallel his prior agreement, including the right to receive up to $100,000 in personal use of corporate aircraft.
Under Mr. Barrett's prior employment agreement, which was in effect during fiscal 2012 and was scheduled to expire on the date of the 2012 Annual Meeting, he was entitled to receive, among other things, an annual base salary of at least $1,200,000, a target annual bonus of at least 130% of his annual base salary, an annual long-term incentive award grant with a target value of at least 600% of his annual base salary, and use of our corporate aircraft for personal travel under the same terms as described above.
Casey offer letter. Mr. Casey was hired as our Chief Executive Officer — Medical Segment in April 2012. We entered into an offer letter with him in April 2012 providing for:

•	an annual base salary of $635,000;

•	a target annual bonus of 90% of his annual base salary prorated from his start date to the end of the fiscal year; and

•	an expected value target of long-term incentive awards of $2,100,000 for the fiscal 2013 annual grant.
We provided Mr. Casey with initial long-term incentive awards of $1,500,000 in total value split equally between PSUs, stock options, and RSUs and a $500,000 cash sign-on bonus in April 2012 to induce him to join us as Chief Executive Officer — Medical Segment. We also provided Mr. Casey with relocation assistance under the terms of the offer letter and our homeowner relocation policy applicable to senior managers. Mr. Casey must repay 100% of the cash sign-on bonus and relocation benefits if he voluntarily leaves the company during the first year following his start date and 50% of the bonus and relocation benefits if he leaves during the second year following his start date.
Lynch severance agreement. We entered into a severance agreement with Mr. Lynch in April 2012 providing for:

•
continued employment in a non-officer role at a reduced salary until the date of his choice between June 30, 2012 and September 22, 2012, during which period he will continue to receive other benefits, including vesting of unvested equity awards;

•	beginning in October 2012, severance payable over a two-year period equal to two years of his current annual base salary plus target annual bonus;

•	his fiscal 2012 annual bonus based on a full year of his $635,000 salary as Chief Executive Officer — Medical Segment and Medical segment results; and

•	18 months of subsidized coverage under the company health and medical benefit plan and outplacement services for up to two years.
We provided the severance benefits described above to Mr. Lynch based on the two-year non-competition agreement, his 28 years of employment with us and our predecessors, and his agreement to assist with Mr. Casey's transition. The severance agreement includes a full release of claims against us. In addition, Mr. Lynch will remain subject to, and the separation benefits described above are conditioned on his compliance with, a confidentiality and business protection agreement that he previously entered into with us that has two-year non-competition and non-solicitation restrictions. The separation agreement amends the confidentiality and business protection agreement to end the restricted period two years after Mr. Lynch transitions to his non-officer role and narrows the non-competition restrictions during the final year of the restricted period.

Grants of Plan-Based Awards for Fiscal 2012
The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2012.

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
G. S. Barrett
MIP			664,092	1,660,231	3,320,462
PSUs	8/15/2011	8/2/2011				29,712	59,423	118,846				2,471,997
Stock Options	8/15/2011	8/2/2011								308,302	41.60	2,861,043
RSUs	8/15/2011	8/2/2011							64,103			2,666,685
J. W. Henderson
MIP			265,239	663,098	1,326,196
PSUs	8/15/2011	8/2/2011				9,519	19,038	38,076				791,981
Stock Options	8/15/2011	8/2/2011								89,603	41.60	831,516
RSUs	8/15/2011	8/2/2011							20,942			871,187
M. C. Kaufmann
MIP			226,569	566,422	1,132,844
PSUs	8/15/2011	8/2/2011				7,933	15,865	31,730				659,984
Stock Options	8/15/2011	8/2/2011								76,909	41.60	713,716
RSUs	8/15/2011	8/2/2011							18,793			781,789
D. M. Casey Jr.
MIP (7)			47,468	118,671	237,342
PSUs	4/16/2012	4/8/2012				6,161	12,321	24,642				499,986
Stock Options	4/16/2012	4/8/2012								59,180	40.58	500,071
RSUs	4/16/2012	4/8/2012							12,321			499,986
C. S. Morford
MIP			148,791	371,977	743,954
PSUs	8/15/2011	8/2/2011				4,282	8,564	17,128				356,262
Stock Options	8/15/2011	8/2/2011								38,385	41.60	356,213
RSUs	8/15/2011	8/2/2011							8,564			356,262
M. A. Lynch
MIP			210,437	526,093	1,052,186
PSUs (8)	8/15/2011	8/2/2011				8,171	16,341	32,682				679,786
Stock Option (8)	8/15/2011	8/2/2011								76,909	41.60	713,716
RSUs (8)	8/15/2011	8/2/2011							18,793			781,789

(1)	This information relates to MIP award opportunities we granted during fiscal 2012 with respect to fiscal 2012 performance.

(2)
Other than Mr. Casey's awards, all equity incentive plan awards (a) are PSUs granted in August 2011, (b) are granted under our 2005 LTIP, (c) are eligible to vest as to 40% of the award over a two-year performance period and as to 60% of the award over a three-year performance period based on (i) the growth rate in non-GAAP earnings per share and (ii) dividend yield, and (d) accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest and settle. Mr. Casey's awards are PSUs granted under our 2011 LTIP that vest in August 2014 based on a three-year performance period. They use the same performance measures and have the same cash dividend equivalent feature as the PSUs granted in August 2011.

(3)
All other stock awards (a) are RSUs granted during the fiscal year, (b) vest ratably over three years, and (c) accrue cash dividend equivalents that are payable when the RSUs vest. Mr. Casey's awards were granted under our 2011 LTIP and all other awards were granted under our 2005 LTIP.

(4)
All other option awards (a) are nonqualified stock options granted during the fiscal year, (b) vest ratably over three years, and (c) have a term of 10 years. Mr. Casey's stock options were granted under our 2011 LTIP and all other stock options were granted under our 2005 LTIP.

(5)	The stock option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(6)
We valued the PSUs and RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of PSUs (at target) and RSUs awarded. Other than Mr. Casey's stock options, we valued the stock options utilizing a lattice model that incorporates the following assumptions: expected stock option life: 6.09 years; dividend yield: 2.07%; risk-free interest rate: 1.30%; and expected volatility: 28.70%. We valued Mr. Casey's stock options utilizing the same lattice model that incorporates the following assumptions: expected stock option life: 6.23 years; dividend yield: 2.12%; risk-free interest rate: 1.21%; and expected volatility: 28.60%.

(7)	Mr. Casey's award opportunity was prorated from his start date to the end of the fiscal year.

(8)
Mr. Lynch continues employment in a non-officer role until the date of his choice between June 30, 2012 and September 22, 2012, during which period he continues to receive vesting of unvested equity awards. After his employment terminates, his remaining unvested equity awards will be forfeited.

Compensation Plans
Management Incentive Plan. Key executive employees, including our named executives, are eligible to receive annual incentive cash awards under the MIP. The Compensation Committee establishes performance criteria during the first three months of each fiscal year and may establish performance goals (which may vary from year to year). For fiscal 2012, the Compensation Committee established the overall company performance criterion of 8% return on shareholders’ equity. The named executives do not receive any payout under the MIP unless we achieve this threshold. This performance criterion is intended to allow payments under the MIP to be performance-based compensation under the Code and to be fully tax deductible by us.
The Compensation Committee also established performance goals under the MIP for fiscal 2012. As discussed in the Compensation Discussion and Analysis on page 20, the Compensation Committee established a matrix of potential cash award percentages based upon achievement of varying EBIT and tangible capital levels for fiscal 2012. The cash award percentage from the payout matrix determines the total pool for cash awards under the MIP. If we do not achieve the minimum EBIT goal, but we achieve the performance criterion for return on shareholders’ equity, the Compensation Committee may, in its discretion, make annual incentive awards to named executives under the MIP.
2005 and 2011 Long-Term Incentive Plans. In November 2011, our shareholders approved the 2011 LTIP. Under the 2011 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to employees. During fiscal 2012, we granted PSUs, nonqualified stock options, and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2012 table on page 28, under both the 2011 LTIP and the 2005 LTIP.

Beginning in fiscal 2012, key executive employees, including our named executives, began to receive PSUs. The PSUs will settle following the end of a performance period by the issuance of a number of our common shares, which may be a fraction or multiple of the number of PSUs subject to an award. Issuance of the shares under the PSUs is subject to both continued employment by us and the achievement of performance criteria or goals established by the Compensation Committee (which may vary from award to award).
The Compensation Committee establishes performance criteria during the first three months of each performance period and may establish performance goals. For the PSUs granted during fiscal 2012, the Compensation Committee established the overall company performance criterion of a specified percentage of average annual return on shareholders’ equity over the applicable performance periods. This performance criterion is intended to allow the PSUs to be performance-based compensation under the Code and to be fully tax deductible by us.
The Compensation Committee also established performance goals under the PSUs granted during fiscal 2012 based upon the achievement of specified levels of non-GAAP earnings per share growth rate and dividend yield over the performance period. A named executive can receive 50% of his target PSUs if we attain threshold performance and can receive up to 200% of his target PSUs for above-target performance. The Compensation Committee established both a two-year and a three-year performance period for the initial grant of PSUs to facilitate the transition to PSUs. Subsequent PSU grants will vest based on performance over a three-year performance period. No shares will be issued under the PSUs if we do not attain threshold performance under the performance criterion and goals.

MIP and PSU Performance Goal Calculations

Award	Performance Goal	Calculation
MIP	EBIT (1)
Non-GAAP operating earnings,(2) adjusted to exclude annual cash incentives to the extent below or above target performance; contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals; and income or expense related to the performance of our DCP assets that is included within distribution, selling, general, and administrative expenses in our consolidated statement of earnings.

Tangible capital (1)
12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations); goodwill and other intangibles, net; cash and equivalents; and held-to-maturity investments.

PSUs	Sum of non-GAAP earnings per share growth rate and dividend yield, each expressed as a percentage
Non-GAAP earnings per share growth rate is non-GAAP diluted earnings per share from continuing operations(3) for the last fiscal year of the performance period divided by non-GAAP diluted earnings per share from continuing operations for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period.

Dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.

(1)
The Compensation Committee may include or exclude the results of acquired or divested businesses from the EBIT and tangible capital calculations for the MIP. We did not include Futuremed Healthcare Products Corp., which we acquired in February 2012, for the fiscal 2012 MIP because it was not in our forecasted results when the Compensation Committee set the goals. The Compensation Committee also may make other adjustments to EBIT and tangible capital for purposes of determining whether we achieved our performance goals, although none were made for fiscal 2012.

(2)
Non-GAAP operating earnings is consolidated operating earnings, adjusted to exclude restructuring and employee severance costs; acquisition-related costs; impairments and losses on disposal of assets; net litigation recoveries and charges; and other Spin-Off related costs included within distribution, selling, general, and administrative expenses.

(3)
Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by the diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations, adjusted to exclude restructuring and employee severance costs; acquisition-related costs and credits; impairments and gains and losses on disposal of assets; net litigation recoveries and charges; other Spin-Off related costs included within distribution, selling, general, and administrative expenses; gains on the sale of CareFusion stock; and tax benefits and expenses associated with each of the items mentioned above. For purposes of the PSUs, the Compensation Committee may approve adjustments to how we calculate non-GAAP earnings from continuing operations following a change by us to the definition of non-GAAP diluted earnings per share presented to investors. It also may approve other adjustments it determines are necessary to reflect acquisitions, divestitures, and changes in accounting principles.

In addition to determining incentive compensation, we use the non-GAAP financial measures referred to in the table above internally to evaluate our performance and engage in financial and operational planning. We also present these non-GAAP financial measures to investors as supplemental metrics to help in assessing the effects of items and events on our financial and operating results and to help in comparing our performance to that of our competitors.
Potential Impact on Compensation from Executive Misconduct
Under our incentive plans and our employment agreement with Mr. Barrett, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. Specifically, the MIP and the 2011 LTIP both authorize us to seek repayment of cash incentive compensation paid to an executive if that executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, the 2011 LTIP will be administered in compliance with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), once rules implementing those provisions are adopted by the SEC and become effective.

Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements following the Spin-Off and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC. Under the employment agreement, Mr. Barrett also agreed to comply with any repayment policy that we are required to adopt, or to which we become subject, once rules implementing the clawback provisions of the Dodd-Frank Act are adopted by the SEC and become effective.
Under our stock option, PSU, and RSU agreements, unexercised stock options, unvested PSUs and RSUs, and certain vested PSUs and RSUs are forfeited if the holder engages in specified conduct while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock option exercises or the value of the PSUs and RSUs settled within a set time period prior to such conduct. The specified conduct that triggers forfeiture or repayment includes disclosure of confidential information; fraud, gross negligence, or willful misconduct; solicitation of business or our employees; disparagement; and competitive actions.
Finally, all or a portion of a MIP award may be subject to repayment if the named executive violates an applicable non-competition or confidentiality agreement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2012
Because of the adjustments to equity awards in the Spin-Off, some of our named executives have equity awards from both Cardinal Health and CareFusion. As a result, we present one table for Cardinal Health equity awards and a second table for CareFusion equity awards.

The table below shows the number of shares underlying exercisable and unexercisable Cardinal Health stock options and unvested Cardinal Health PSUs and RSUs held by our named executives on June 30, 2012.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
G. S. Barrett	2/15/2008	293,629	—		44.16	2/15/2015
	8/15/2008	114,787	—		41.10	8/15/2015
	9/15/2009	206,636	103,318	(3)	27.29	9/15/2016
	9/15/2009	429,802	214,902	(3)	27.29	9/15/2016
	8/16/2010	228,663	457,326	(3)	30.94	8/16/2017
	8/15/2011	—	308,302	(3)	41.60	8/15/2021
							170,559	(5)	7,163,478	118,846	(6)	4,991,532
J. W. Henderson	8/15/2006	73,232	—		48.58	8/15/2013
	8/15/2007	56,007	—		49.25	8/15/2014
	8/15/2008	98,895	—		41.10	8/15/2015
	9/15/2009	137,895	68,948	(3)	27.29	9/15/2016
	9/15/2009	103,318	103,318	(4)	27.29	9/15/2016
	8/16/2010	73,362	146,726	(3)	30.94	8/16/2017
	8/15/2011	—	89,603	(3)	41.60	8/15/2021
							48,239	(7)	2,026,038	38,076	(6)	1,599,192
M. C. Kaufmann	8/15/2008	50,216	—		41.10	8/15/2015
	9/15/2009	—	55,158	(3)	27.29	9/15/2016
	9/15/2009	103,318	103,318	(4)	27.29	9/15/2016
	8/16/2010	60,786	121,573	(3)	30.94	8/16/2017
	8/15/2011	—	76,909	(3)	41.60	8/15/2021
							41,129	(8)	1,727,418	31,730	(6)	1,332,660
D. M. Casey Jr.	4/16/2012	—	59,180	(3)	40.58	4/16/2022
							12,321	(9)	517,482	24,642	(10)	1,034,964
C. S. Morford	8/15/2008	14,128	—		41.10	8/15/2015
	9/15/2009	60,441	30,221	(3)	27.29	9/15/2016
	9/15/2009	60,441	30,221	(3)	27.29	9/15/2016
	8/15/2011	—	38,385	(3)	41.60	8/15/2021
							20,529	(11)	862,218	17,128	(6)	719,376
M. A. Lynch (12)	11/18/2002	17,315	—		49.72	11/18/2012
	11/17/2003	18,398	—		44.95	11/17/2013
	9/2/2005	28,706	—		43.12	9/2/2012
	8/15/2006	26,162	—		48.58	8/15/2013
	8/15/2007	19,094	—		49.25	8/15/2014
	8/15/2008	43,708	—		41.10	8/15/2015
	9/15/2009	—	59,098	(3)	27.29	9/15/2016
	9/15/2009	—	103,318	(4)	27.29	9/15/2016
	8/16/2010	—	125,765	(3)	30.94	8/16/2017
	8/15/2011	—	76,909	(3)	41.60	8/15/2021
							42,190	(13)	1,771,980	32,682	(6)	1,372,644

(1)	The market value is the product of $42.00, the closing price of our common shares on the NYSE on June 29, 2012, and the number of unvested stock awards.

(2)	PSUs are shown assuming the maximum level of performance is achieved.

(3)	These stock options vest 33% on the first, second, and third anniversaries of the grant date.

(4)	These stock options vest 50% on the second and third anniversaries of the grant date.

(5)
These RSUs vest as follows: 21,367 shares on August 15, 2012; 27,149 shares on August 16, 2012; 52,157 shares on September 15, 2012; 21,368 shares on August 15, 2013; 27,150 shares on August 16, 2013; and 21,368 shares on August 15, 2014.

(6)
These PSUs vest 40% for the performance period ending June 30, 2013 and 60% for the performance period ending June 30, 2014, subject to our achieving the performance goals over the applicable performance period.

(7)
These RSUs vest as follows: 6,980 shares on August 15, 2012; 8,710 shares on August 16, 2012; 9,876 shares on September 15, 2012; 6,981 shares on August 15, 2013; 8,711 shares on August 16, 2013; and 6,981 shares on August 15, 2014.

(8)
These RSUs vest as follows: 6,264 shares on August 15, 2012; 7,217 shares on August 16, 2012; 7,901 shares on September 15, 2012; 6,264 shares on August 15, 2013; 7,218 shares on August 16, 2013; and 6,265 shares on August 15, 2014.

(9)	These RSUs vest as follows: 4,107 shares on April 16, 2013; 4,107 shares on April 16, 2014; and 4,107 shares on April 16, 2015.

(10)	These PSUs vest 100% for the performance period ending June 30, 2014, subject to our achieving the performance goals over the performance period.

(11)
These RSUs vest as follows: 2,854 shares on August 15, 2012; 3,818 shares on August 16, 2012; 4,329 shares on September 15, 2012; 2,855 shares on August 15, 2013; 3,818 shares on August 16, 2013; and 2,855 shares on August 15, 2014.

(12)
Mr. Lynch continues employment in a non-officer role until the date of his choice between June 30, 2012 and September 22, 2012, during which period he continues to receive vesting of unvested equity awards. After his employment terminates, his remaining unvested equity awards will be forfeited.

(13)
These RSUs vest as follows: 6,264 shares on August 15, 2012; 7,466 shares on August 16, 2012; 8,465 shares on September 15, 2012; 6,264 shares on August 15, 2013; 7,466 shares on August 16, 2013; and 6,265 shares on August 15, 2014.

The table below shows the number of shares underlying exercisable CareFusion stock options held by our named executives on June 30, 2012. There were no unexercisable CareFusion stock options or unvested CareFusion stock awards held by our named executives on June 30, 2012.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)	Option Expiration Date
George S. Barrett	—	—	—	—
Jeffrey W. Henderson	4/18/2005	23,652	30.80	4/18/2015
	8/15/2006	36,616	37.70	8/15/2013
	8/15/2007	28,003	38.23	8/15/2014
Michael C. Kaufmann	8/23/2004	15,214	25.09	8/23/2014
Donald M. Casey Jr.	—	—	—	—
Craig S. Morford	—	—	—	—
Michael A. Lynch	11/18/2002	8,657	38.59	11/18/2012
	11/17/2003	9,199	34.88	11/17/2013
	8/23/2004	15,970	25.09	8/23/2014
	9/2/2005	14,353	33.46	9/2/2012
	8/15/2006	13,081	37.70	8/15/2013
	8/15/2007	9,547	38.23	8/15/2014
	7/20/2009	116	17.77	7/20/2012

Option Exercises and Stock Vested for Fiscal 2012
The table below shows the Cardinal Health stock options that were exercised, and the Cardinal Health RSUs that vested, during fiscal

2012 for each of our named executives. There were no CareFusion stock options that were exercised, nor CareFusion stock awards that vested, during fiscal 2012 for our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
George S. Barrett	—	—	87,213	3,613,329
Jeffrey W. Henderson	—	—	25,398	1,053,339
Michael C. Kaufmann	65,301	1,102,283	18,576	770,158
Donald M. Casey Jr.	—	—	—	—
Craig S. Morford	—	—	11,067	458,977
Michael A. Lynch	316,569	4,239,618	18,942	785,229

(1)
The number of shares acquired on vesting includes the following RSUs deferred at the election of the named executive, net of required withholdings: Mr. Kaufmann — 14,268; and Mr. Morford — 10,530. The deferral period will lapse six months following separation from service, as described in more detail under “Deferred Compensation” below.

Deferred Compensation
Deferred Compensation Plan. Our nonqualified DCP permits executives to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching and discretionary contributions to the deferred balances of participating executives. In general, we make matching contributions on amounts between $250,000 and $350,000 at the same rate as contributions under the 401(k) Savings Plan. We also credit all plan participants' accounts with additional, non-matching company contributions and Social Security Integration contributions to the 401(k) Savings Plan and DCP when we exceed pre-established performance goals. The Compensation Committee selected EBIT as the performance measure for fiscal 2012 for this company contribution, and we exceeded the predetermined EBIT goal. Contributions made with respect to our named executives are set forth in the “All Other Compensation” table on page 26.

Each participant may direct the investment of his or her DCP account by selecting investment options and periodically reallocating assets. The investment options available under our DCP are substantially the same as the investment options that are available in our 401(k) Savings Plan. We do not permit any participant who becomes a reporting person under Section 16 of the Exchange Act to invest contributions in his or her account in our company stock fund.

We pay participating executives’ deferred balances in cash upon retirement, termination from employment, death, or total disability. The plan does not qualify under Section 401(a) of the Code, and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.
Deferred Shares. A named executive may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2012
The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements. References to deferred shares in the table below include both Cardinal Health and CareFusion RSUs.

Name	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)(6)
George S. Barrett
DCP	127,558	7,800	9,379	—	655,296
Deferred shares	—	—	—	—	—
Jeffrey W. Henderson
DCP	147,423	6,660	(29,818)	—	728,714
Deferred shares	—	—	(12,237)	—	161,120
Michael C. Kaufmann
DCP	333,775	7,400	10,360	—	1,217,221
Deferred shares	591,091	—	(17,335)	—	912,408
Donald M. Casey Jr.
DCP	—	—	—	—	—
Deferred shares	—	—	—	—	—
Craig S. Morford
DCP	54,300	6,083	3,396	—	129,543
Deferred shares	436,706	—	(27,411)	—	847,098
Michael A. Lynch
DCP	29,755	6,731	8,325	—	854,802
Deferred shares	—	—	—	—	—

(1)
The DCP amounts shown include salary and fiscal 2011 MIP awards deferred during fiscal 2012. DCP amounts do not include the following amounts deferred from the fiscal 2012 MIP awards that were paid in fiscal 2013: Mr. Henderson — $144,555; and Mr. Kaufmann — $251,492.

(2)
DCP amounts included as contributions and earnings in the table and also reported as fiscal 2012 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $131,358; Mr. Henderson — $150,083; Mr. Kaufmann — $337,175; Mr. Casey — $0; Mr. Morford — $56,383; and Mr. Lynch — $32,486.

(3)
Does not include Cardinal Health contributions for fiscal 2012 performance paid during fiscal 2013, in the following amounts: Mr. Barrett — $3,000; Mr. Henderson — $3,000; Mr. Kaufmann — $3,000; Mr. Morford — $3,000; and Mr. Lynch — $3,000.

(4)
We calculate the aggregate earnings with respect to DCP based upon the change in value of the investment options selected by the named executive during the year. Aggregate earnings with respect to deferred shares are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(5)
DCP amounts included in the aggregate balance at June 30, 2012 in the table and also reported as fiscal 2011 and 2010 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $264,405; Mr. Henderson — $184,440; Mr. Kaufmann — $294,241; Mr. Casey — $0; Mr. Morford — $43,276; and Mr. Lynch — $61,573.

(6)
The aggregate balance has been reduced by the amount of fees paid by the named executive in fiscal 2012 under the DCP in the following amounts: Mr. Barrett — $209; Mr. Henderson — $209; Mr. Kaufmann — $209; Mr. Morford — $188; and Mr. Lynch — $188.

Potential Payments on Termination of Employment or Change of Control
Post-employment and change of control compensation arrangements. In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2011 and 2005 LTIPs (collectively, the "LTIPs"). The various payments and benefits that would be provided to the named executives under the MIP and LTIPs are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause (1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period of time.
Involuntary Termination without Cause
If involuntarily terminated without cause during the fourth quarter, the executive receives a prorated incentive payment based upon the length of employment during that fiscal year; if terminated earlier, there is no right to an incentive payment.

If involuntarily terminated without cause after the end of a performance period, the executive receives his PSUs as if he had remained employed through the settlement date; otherwise unvested equity awards are forfeited and the executive must exercise vested stock options within 90 days.

Termination Due to Retirement (2)	Prorated incentive payment based upon the length of employment during that fiscal year.
Stock options and RSUs held at least six months vest, pro rata based upon the length of employment during the vesting period, on an accelerated basis and outstanding stock options remain exercisable until the expiration of option term.

PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals, but the amount is prorated based upon the length of employment during the performance period.

Termination Due to Death or Disability (3)	Prorated incentive payment based upon the length of employment during that fiscal year.	Stock options and RSUs held at least six months vest on an accelerated basis and stock options remain exercisable until expiration of option term.
PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals.
Change of Control (4)	No effect on amount or timing of any payments.	For award granted before November 2011, all awards vest on an accelerated basis.

For awards granted after November 2011, "double trigger" provision applies and awards vest on an accelerated basis only if (a) a qualifying termination occurs within two years after a change of control (including a "good reason" termination by the grantee or an involuntary termination with cause), or (b) the surviving entity does not provide qualifying replacement awards.

In general, if employment terminates within two years after change of control, stock options remain exercisable until the earlier of three years from termination or expiration of option term.
The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

(1)
A “termination for cause” under the LTIPs means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets, or the intentional and repeated violation of our written policies or procedures. Mr. Barrett's employment agreement also defines “termination for cause," which is discussed below under “Tables for Named Executives."

(2)
“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining the age of 55 and having at least 10 years of continuous service. None of the named executives qualifies for retirement.

(3)
“Disability” exists when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training, or experience. Mr. Barrett's employment agreement also defines “disability," which is discussed below under "Tables for Named Executives."

(4)	Under the 2005 LTIP, a “change of control” generally occurs when:

▪	a person or group acquires 25% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

▪
individuals who as of the effective date of the 2005 LTIP constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2005 LTIP.

Under the 2011 LTIP, a “change of control” generally occurs when:

▪	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

▪
during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2011 LTIP.

In addition, under the LTIPs, a change of control occurs when:

▪
there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health's assets, or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health's outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns, in the case of the 2005 LTIP, 25% or, in the case of the 2011 LTIP, 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health's Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

▪	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
Under the 2011 LTIP, a termination is for “good reason” if: (a) we materially reduce the employee's total compensation; (b) we materially reduce the employee's annual or long-term incentive opportunities; (c) we materially reduce the employee's duties, responsibilities, or authority; or (d) we require the employee to relocate more than 50 miles from his or her office or location.
Mr. Barrett’s employment agreement, and Messrs. Kaufmann, Casey, and Lynch’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by an entity that competes with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These agreements also prohibit disclosure of confidential information, disparagement, and recruitment of our employees.
See also “Potential Impact on Compensation from Executive Misconduct” above at page 30 for a discussion of restrictive covenants under the LTIPs and MIP applicable to each of the named executives.

Tables for Named Executives. The tables below present, for each of the named executives, the potential payments and benefits that would be payable in the event of termination of employment or a change of control. Consistent with SEC requirements, these potential amounts have been calculated as if the named executive’s employment had been terminated or a change of control had occurred as of June 30, 2012, the last day of fiscal 2012, and using the closing market price of our common shares on June 29, 2012, the last trading day in fiscal 2012 ($42.00).
The tables below do not include benefits that are available to all of our salaried employees on retirement, death, or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts, or alter the terms of benefits described below.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2012 for Mr. Barrett under his prior employment agreement. Mr. Barrett's new employment agreement contains the same formulas for potential payments and benefits as the formulas in effect on June 30, 2012 under his prior employment agreement.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)	Termination Due to Death or Disability ($)(3)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)
Cash severance	5,911,000	—	—	5,911,000
Fiscal 2012 MIP	1,660,231	1,660,231	—	1,660,231
Long-term incentive awards (accelerated vesting) (4)	—	19,521,607	19,521,607	19,521,607
Medical and dental benefits (5)	19,219	19,219	—	19,219
Interest on deferred payments	8,773	1,924	—	8,773
Total	7,599,223	21,202,981	19,521,607	27,120,830

(1)	For purposes of this table, we assumed Mr. Barrett’s compensation to be a base salary of $1,285,000 and that his fiscal 2012 MIP payout was at target, or $1,660,231 (actual payout was $1,809,652).

(2)
The actual payments made under Mr. Barrett's employment agreement will be reduced to the extent necessary to eliminate any "golden parachute" excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount Mr. Barrett otherwise would have received on an after-tax basis.

A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by us that results in a material diminution in his position or duties; (b) any failure by us to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio; (d) any purported termination by us of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.
Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable over 24 months); (d) the ability to exercise all vested stock options for two years following termination, or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents for two years.
If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).
For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea; or (d) he materially breaches the covenants in his employment agreement.

(3)
Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days); (b) a prorated portion of his target annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents for two years. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $12,512.

(4)
Assumes the accelerated vesting of 59,423 PSUs at target, 1,083,848 stock options, and 170,559 RSUs. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 29, 2012 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 29, 2012 and the exercise price for each stock option.

(5)
Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee for two years. The amounts reported are based on estimates determined by independent consultants.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30,

2012 for Messrs. Henderson, Kaufmann, Casey, Morford, and Lynch.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause ($)	Termination Due to Death or Disability ($)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)
Jeffrey W. Henderson
Cash severance	—	—	—	—
Fiscal 2012 MIP	663,098	663,098	—	663,098
Long-term incentive awards (accelerated vesting) (2)	—	7,018,298	7,018,298	7,018,298
Total	663,098	7,681,396	7,018,298	7,681,396
Michael C. Kaufmann
Cash severance	—	—	—	—
Fiscal 2012 MIP	566,422	566,422	—	566,422
Long-term incentive awards (accelerated vesting) (2)	—	6,100,291	6,100,291	6,100,291
Total	566,422	6,666,713	6,100,291	6,666,713
Donald M. Casey Jr.
Cash severance	—	—	—	—
Fiscal 2012 MIP	118,671	118,671	—	118,671
Long-term incentive awards (accelerated vesting) (2)	—	—	—	1,119,000
Total	118,671	118,671	—	1,237,671
Craig S. Morford
Cash severance	—	—	—	—
Fiscal 2012 MIP	371,977	371,977	—	371,977
Long-term incentive awards (accelerated vesting) (2)	—	2,126,362	2,126,362	2,126,362
Total	371,977	2,498,339	2,126,362	2,498,339
Michael A. Lynch (3)
Cash severance	N/A	—	—	N/A
Fiscal 2012 MIP	N/A	526,093	—	N/A
Long-term incentive awards (accelerated vesting) (2)	N/A	6,269,166	6,269,166	N/A
Total	N/A	6,795,259	6,269,166	N/A

(1)
For purposes of this table, we have assumed that the fiscal 2012 MIP payouts were at the following target amounts: Mr. Henderson — $663,098 (actual payout was $722,777); Mr. Kaufmann — $566,422 (actual payout was $628,729); Mr. Casey — $118,671 (actual payout was $118,671); and Mr. Morford — $371,977 (actual payout was $405,455). Under the terms of Mr. Lynch's severance agreement, we cannot terminate his employment prior to June 30, 2012 other than for cause.

(2)
Where applicable, assumes the accelerated vesting of long-term incentive awards as follows: Mr. Henderson — 19,038 PSUs at target, 408,595 stock options, and 48,239 RSUs; Mr. Kaufmann — 15,865 PSUs at target, 356,958 stock options, and 41,129 RSUs; Mr. Casey — 12,321 PSUs at target, 59,180 stock options, and 12,321 RSUs; Mr. Morford — 8,564 PSUs at target, 98,827 stock options, and 20,529 RSUs; and Mr. Lynch — 16,341 PSUs at target, 365,090 stock options, and 42,190 RSUs. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 29, 2012 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 29, 2012 and the exercise price for each stock option. In the event of a change of control, the vesting of awards granted to Mr. Casey under the 2011 LTIP accelerates only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

(3)
Mr. Lynch ceased to be an officer in April 2012. We entered into a severance agreement with Mr. Lynch in April 2012 providing for, among other things, (a) continued employment in a non-officer role at a reduced salary until the date of his choice after June 30, 2012 and before September 22, 2012, during which period he will continue to receive other benefits, including vesting of unvested equity awards; (b) beginning in October 2012, severance payable over a two-year period equal to two years of his current annual base salary plus target annual bonus ($2,413,000); (c) his full-year fiscal 2012 annual bonus based on Medical segment results ($468,630); (d) 18 months of subsidized coverage under the company health and medical benefit plan ($17,861); and (e) outplacement services for up to two years ($25,000 maximum). The severance agreement includes a full release of claims against us and Mr. Lynch will remain subject to, and the separation benefits described above are conditioned on his compliance with, a confidentiality and business protection agreement that he previously entered into with us that includes two-year non-competition and non-solicitation restrictions. The separation agreement amends the confidentiality and business protection agreement to end the restricted period in May 2014 and narrows the non-competition restrictions during the final year of the restricted period.

DIRECTOR COMPENSATION

Overview
Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure of our non-management director compensation and the specific amounts to be paid.
Compensation Arrangements
The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2012.

Compensation Element	Until November 2, 2011 ($)	On and After November 2, 2011 ($)
Annual retainer (1)	75,000	90,000
Annual RSUs (2)	120,000	140,000
Initial RSUs (2)	120,000	—
Committee chair annual retainers (1):
Audit Committee	18,000	20,000
Compensation Committee	10,000	15,000
Nominating and Governance Committee	10,000	10,000
Audit Committee member annual retainers (1)	2,000	—
Presiding Director:
Annual retainer (1)	20,000	20,000
Annual RSUs	20,000	20,000
Excess meeting fees (3):
Full day special meeting	1,500	—
Half day special meeting	750	—

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
Each non-management director receives an annual RSU grant on the date of our annual meeting of shareholders. They also received until November 2, 2011, a RSU grant when initially appointed or elected to the Board. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next annual meeting, if earlier, in the case of annual grants) and settle in common shares. Directors must hold the after-tax common shares received from their RSUs until the earlier of the first anniversary of vesting or termination of Board service. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

(3)
Our director compensation arrangements included excess meeting fees until November 2, 2011. “Excess meetings” were those meetings attended, during the year following each annual meeting of shareholders, after the director has attended the regular Board meetings and committee meetings associated with regular Board meetings, plus two additional meetings. The Compensation Committee was required to approved excess meeting fees, which could not exceed $25,000 in any year.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
We granted RSU awards during fiscal 2012 under our 2007 Nonemployee Directors Equity Incentive Plan (the “Directors EIP”). All unvested RSUs become fully vested upon a “change of control” (as defined under “Executive Compensation — Potential Payments on Termination of Employment and Change of Control” on page 35 for the 2011 LTIP) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliate and receives a qualifying replacement award.

Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash, upon termination from Board service, death, or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after termination from Board service or until a fixed future date.
Our directors may participate in our matching gift program, which is available to all employees. Under this program, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions up to an annual maximum amount for eligible non-profit organizations.

Director Compensation for Fiscal 2012
The non-management directors received the following compensation during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Colleen F. Arnold	85,696	140,005	—		225,701
Glenn A. Britt	105,696	140,005	7,820	(2)	253,521
Carrie S. Cox	85,620	140,005	—		225,625
Calvin Darden	84,946	140,005	1,312	(3)	226,263
Bruce L. Downey	85,620	140,005	—		225,625
John F. Finn	107,870	159,987	—		267,857
Gregory B. Kenny	100,511	140,005	—		240,516
David P. King (4)	72,310	260,007	—		332,317
Richard C. Notebaert	86,446	140,005	1,000	(5)	227,451
David W. Raisbeck	97,196	140,005	—		237,201
Jean G. Spaulding	84,946	140,005	—		224,951

(1)
These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of the common shares on the NYSE on the grant date by the number of RSUs awarded. Because of the adjustments to equity awards in the Spin-Off, some of our directors have equity awards from both Cardinal Health and CareFusion. At June 30, 2012, the aggregate number of shares underlying unexercised Cardinal Health and CareFusion stock options and unvested Cardinal Health RSU awards held by each director was as follows:

Name	Number of Securities Underlying Unexercised Options		Number of Cardinal Health RSUs that Have Not Vested
	Cardinal Health	CareFusion
Colleen F. Arnold	18,071	1,494	3,195
Glenn A. Britt	11,391	—	3,195
Carrie S. Cox	—	—	3,195
Calvin Darden	25,023	4,969	3,195
Bruce L. Downey	10,652	—	3,195
John F. Finn	35,639	10,276	3,651
Gregory B. Kenny	18,175	1,546	3,195
David P. King	—	—	6,040
Richard C. Notebaert	35,639	10,276	3,195
David W. Raisbeck	35,640	10,277	3,195
Jean G. Spaulding	25,839	10,277	3,195

(2)
Represents tax reimbursement during the fiscal year to Mr. Britt for use of his employer’s corporate aircraft for travel to our Board and committee meetings during fiscal 2012. At the request of the board of directors of Mr. Britt’s employer, Mr. Britt uses his employer-owned or leased aircraft for business and personal travel under most circumstances. We reimburse directors for use of non-commercial flights (including tax reimbursement, if applicable) for attendance at Board and committee meetings, up to the cost of a refundable, first class commercial ticket.

(3)	Represents tax reimbursement during the fiscal year to Mr. Darden for imputed income with respect to reimbursement of his spouse's travel expenses for a Cardinal Health business trip.

(4)	Mr. King was elected to the Board effective September 1, 2011 and received an initial RSU grant with a value of $120,000 based on the closing price on the grant date.

(5)	Represents a company match attributable to a charitable contribution by Mr. Notebaert under our matching gift program discussed above.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2013 annual meeting of shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 17, 2013. The proposal should be addressed to our Corporate Secretary at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2013 annual meeting of shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than June 25, 2013 and no later than August 24, 2013. If the date of the 2013 annual meeting is more than 30 days before, or more than 60 days after, November 2, 2013, written notice must be delivered after the close of business on the 130th day prior to the meeting, but before the close of business on the later of the 70th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

OTHER MATTERS

This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers, and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Georgeson Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions, and individuals. We also will make arrangements with custodians, nominees, and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.
If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement unless contrary to your instructions. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.
By Order of the Board of Directors.

STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
September 14, 2012

Appendix A
Use of Non-GAAP Financial Measures
This proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that management does not believe reflect our core business and relate more to strategic, multi-year corporate activities or to activities or actions that may have occurred over multiple periods or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate our performance, evaluate the balance sheet, engage in financial and operational planning, and determine incentive compensation.
Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results and in comparing our performance to that of our competitors. However, the non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures that we disclose should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.
We provide a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures below. The sum of the components may not equal due to rounding.

	Fiscal 2012 ($/Sh)	Fiscal 2011 ($/Sh)	Fiscal 2011 to Fiscal 2012 Growth Rate (%)	Fiscal 2010 ($/Sh)	Fiscal 2009 ($/Sh)	Fiscal 2009 to Fiscal 2012 Growth Rate (%)
GAAP diluted earnings per share from continuing operations	3.06	2.74	12	1.62	2.10	46
Restructuring and employee severance	0.04	0.03		0.16	0.21
Acquisition-related costs	0.07	0.19		0.04	0.02
Impairments and loss on disposal of assets	0.04	0.02		0.09	0.07
Litigation (recoveries)/charges, net	(0.01)	0.02		(0.11)	0.01
Other Spin-Off costs	—	0.02		0.56	0.01
Gain on sale of CareFusion stock	—	(0.21)		(0.12)	—
Non-GAAP diluted earnings per share from continuing operations (1)	3.21	2.80	15	2.24	2.28	41

(1)
Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations, adjusted to exclude restructuring and employee severance costs, acquisition-related costs, impairments and losses on disposal of assets, net litigation recoveries and charges, other Spin-Off related costs included within distribution, selling, general, and administrative expenses, gains on the sale of CareFusion stock, and tax benefits and expenses associated with each of the items mentioned above.

A-1

CardinalHealth

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 2, 2012.

Vote by Internet

- Go to **www.envisionreports.com/CAH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

▼ VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW. ▼

Using a <u>black ink</u> pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote <u>FOR</u> all the nominees listed and <u>FOR</u> Proposals 2 and 3.

1. Election of directors:

Nominee	For	Against	Abstain	Nominee	For	Against	Abstain	Nominee	For	Against	Abstain
01 - Colleen F. Arnold	☐	☐	☐	02 - George S. Barrett	☐	☐	☐	03 - Glenn A. Britt	☐	☐	☐
04 - Carrie S. Cox	☐	☐	☐	05 - Calvin Darden	☐	☐	☐	06 - Bruce L. Downey	☐	☐	☐
07 - John F. Finn	☐	☐	☐	08 - Clayton M. Jones	☐	☐	☐	09 - Gregory B. Kenny	☐	☐	☐
10 - David P. King	☐	☐	☐	11 - Richard C. Notebaert	☐	☐	☐	12 - Jean G. Spaulding, M.D.	☐	☐	☐

B Shareholder Proposal — The Board of Directors recommends a vote <u>AGAINST</u> Proposal 4.

Proposal	For	Against	Abstain
4. Shareholder proposal, if properly presented, regarding executives retaining significant stock.	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 1 4 3 5 3 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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2012 Annual Meeting Admission Ticket

Cardinal Health, Inc.
2012 Annual Meeting of Shareholders
November 2, 2012 at 8:00 am Local Time
7000 Cardinal Place
Dublin, OH 43017

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cardinal Health, Inc.

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Notice of 2012 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 6, 2012, at the annual meeting of shareholders to be held on November 2, 2012, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in proposal 1 on the reverse side, FOR proposal 2, FOR proposal 3 and AGAINST proposal 4 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Items to be voted appear on reverse side.)

D Non-Voting Items

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION C.

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